UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Philip Morris International Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(4)	Date Filed: March 27, 2014

2014 PROXY STATEMENT

And Notice of Annual Meeting of Shareholders

To be held on Wednesday, May 7, 2014

March 27, 2014

Dear Fellow Shareholder,

You are cordially invited to join us at the 2014 Annual Meeting of Shareholders of Philip Morris International Inc. (“PMI” or the “Company”) to be held on Wednesday, May 7, 2014 at 9:00 a.m., in the Empire State Ballroom at the Grand Hyatt New York, 109 East 42nd Street, New York, New York 10017-5579.

At this year’s meeting, we will vote on the election of ten directors, the ratification of the selection of PricewaterhouseCoopers SA as the Company’s independent auditors, an advisory say-on-pay vote approving executive compensation and, if properly presented, two proposals from shareholders. There will also be a report on the Company’s business, and shareholders will have an opportunity to ask questions.

We anticipate that a large number of shareholders will attend the meeting. Because seating is limited, you may bring only one immediate family member as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. To request an admission ticket, please follow the instructions set forth on page 65 in response to Question 4.

The meeting facilities will open at 7:30 a.m. on May 7, 2014. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops and other portable electronic devices, video and still cameras, pagers and pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules, which assist us in conducting a safe and orderly meeting.

Attached you will find a notice of meeting and proxy statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet. As we did last year, we are mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy statement and 2013 Annual Report to Shareholders and vote online. Those shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. By furnishing this Notice, we are lowering costs and reducing the environmental impact of our Annual Meeting.

You will note that Mathis Cabiallavetta and Dudley Fishburn have decided not to stand for re-election at the Annual Meeting and to retire from the Board of Directors. Both have been exemplary Directors who have provided invaluable service to our Company. Our heartfelt gratitude goes out to them for their years of dedicated commitment to our Company and its prior parent.

Very sadly, Graham Mackay passed away last December. A real gentleman in every sense of the word, his absence and insightful contributions are sorely missed by all of us.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,	Sincerely,

LOUIS C. CAMILLERI CHAIRMAN OF THE BOARD	ANDRÉ CALANTZOPOULOS CHIEF EXECUTIVE OFFICER

For further information about the Annual Meeting, please call toll-free 1-866-713-8075.

PMI 2014 Proxy Statement • 1

PHILIP MORRIS INTERNATIONAL INC.

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	9:00 a.m. on Wednesday, May 7, 2014

Place	Empire State Ballroom Grand Hyatt New York 109 East 42nd Street New York, New York 10017-5579

Items of Business	(1) To elect ten directors.

(2) To ratify the selection of PricewaterhouseCoopers SA as independent auditors for the Company for the fiscal year ending December 31, 2014.

(3) To vote on an advisory resolution approving executive compensation.

(4) To vote on two shareholder proposals, if properly presented at the meeting.

(5) To transact other business properly coming before the meeting.

Who Can Vote

Only shareholders of record of shares of common stock at the close of business on March 14, 2014 (the “Record Date”) are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each shareholder of record on the Record Date is entitled to one vote for each share of common stock held. On March 14, 2014, there were 1,580,406,677 shares of common stock issued and outstanding.

Voting of Proxies and Deadline for Receipt

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting. Proxies submitted by telephone or Internet must be received by 11:59 p.m., EDT, on May 6, 2014.

2013 Annual Report	A copy of our 2013 Annual Report is enclosed.

Date of Mailing	This notice and the proxy statement are first being mailed to shareholders on or about March 27, 2014.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

March 27, 2014

WE URGE EACH SHAREHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE THE QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON. PLEASE NOTE THAT YOU MUST OBTAIN AN ADMISSION TICKET IN ORDER TO ATTEND THE MEETING. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 65 IN RESPONSE TO QUESTION 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 7, 2014: The Company’s Proxy Statement and 2013 Annual Report to Shareholders are available at www.pmi.com/investors.

2 • PMI 2014 Proxy Statement

PMI 2014 Proxy Statement • 3

PROXY STATEMENT SUMMARY

This proxy statement contains proposals to be voted on at our Annual Meeting, and other information about our Company and our corporate governance practices. We provide below a brief summary of certain information contained in this proxy statement. The summary does not contain all of the information you should consider. Please read the entire proxy statement carefully before voting.

2013 Business Performance Highlights

We met or exceeded two of our performance target ranges in 2013, narrowly missed our target for adjusted diluted earnings per share (while we met our mid to long-term growth target of 10.0% to 12.0%, our 10.0% constant currency growth fell marginally below the target of 10.5% to 12.5% that the Compensation Committee had set for 2013), and fell short of three measures as we encountered an extremely harsh operating environment characterized by persistent macro-economic weakness and resulting total market volume declines in certain geographies, as well as a particularly difficult market dynamic in the Philippines.

2013 Performance Targets and Results

CIGARETTE VOLUME
(Billion units)

927.0
880.2
5.1%
decline
(excluding
acquisitions)
2012
2013

Target Range: -2.0% to -1.0%

NET REVENUES, EXCLUDING EXCISE TAXES
($ Billions)

$31.4
$31.2
1.9%
growth
(excluding
currency
and
acquisitions)
2012
2013

Target Range: 4.5% to 5.5%

ADJUSTED OPERATING COMPANIES INCOME
($ Billions)

$14.2
$14.1
3.4%
growth
(excluding
currency
and
acquisitions)
2012
2013

Target Range: 6.0% to 8.0%

ADJUSTED DILUTED EPS
(Dollars)

$5.22
$5.40
10.0%
growth
(excluding
currency)
2012
2013

Target Range: 10.5% to 12.5%

FREE CASH FLOW
($ Billions, excluding currency)

$10.0
$9.0
$9.2
2013
Target
2013
Actual

Target Range: $9.0 to $10.0 billion

NUMBER OF TOP 30 OCI MARKETS IN WHICH PMI'S SHARE IS GROWING OR STABLE

20
MARKETS
23
MARKETS
2013
Target
2013
Actual

Further Highlights:

¡	Dividend increased by 10.6% to an annualized rate of $3.76 per share
¡	Share Repurchases of $6.0 billion
¡	2011-2013 Total Shareholder Return (TSR) up by 67.7%
¡	Substantial progress in achieving strategic goals (see page 31)

4 • PMI 2014 Proxy Statement

PROXY STATEMENT SUMMARY

2013 Executive Compensation Highlights

¡	Our shareholders approved, on an advisory basis, our 2012 executive compensation by a vote of 96.78% of the votes cast.

¡	Approximately 83% of the total direct compensation delivered to our Chairman, our CEO and our other named executive officers was variable and tied to performance.

¡

For cash bonus purposes, the Compensation and Leadership Development Committee assigned PMI an incentive compensation business rating of 85 for 2013 versus our ratings of 110 for 2012 and 140 for 2011. For equity award purposes, the Committee assigned a stock business rating of 95 for 2013 versus our ratings of 120 for 2012 and 130 for 2011. The lower business ratings in 2013 reflect our results in the difficult operating environment and the Committee’s commitment to linking pay to performance.

¡

When Mr. Calantzopoulos was promoted to CEO on May 8, 2013, his base salary was not increased and his annual incentive compensation award target was set one-third lower than the level previously associated with the Chairman and CEO position, from 300% to 200%.

¡

When Mr. Camilleri stepped down from the CEO position on May 8, 2013, he remained as Chairman of the Board, his base salary was reduced from $1,750,000 to $1,000,000, and he ceased to be eligible for annual incentive compensation awards thereafter.

¡

The Committee determined to review increases to base salaries of executive officers every two years instead of annually. In addition, for the second year in a row, the Committee determined not to increase the base salaries of the Swiss-based executive officers.

¡

The Committee realigned the variable compensation mix for senior management to increase the equity component relative to the cash component to better reflect market practices and to further enhance the focus of senior executives on longer-term performance, while remaining mindful of our objective to minimize equity dilution.

¡

The Committee also reduced total variable compensation targets, effective January 1, 2014, resulting in average reductions in total targeted direct compensation (base salary, cash incentives and equity awards) of approximately 9%-10% for the most senior executives.

¡

Company executives continued to increase their dialogue with investors on the subjects of corporate governance and executive compensation and to report the results of those conversations to the Committee.

PMI 2014 Proxy Statement • 5

PROXY STATEMENT SUMMARY

Shareholder Agenda Items

Item 1 — Election of Directors

It is proposed that ten directors be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been elected. Under the heading “Election of Directors” you will find important information concerning the nominees, including their experience, skills and qualifications, and strengths they bring to the Board, and the process by which the Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named.

Item 2 — Ratification of the Selection of Independent Auditors

The Audit Committee has selected PricewaterhouseCoopers SA as the Company’s independent auditors for the fiscal year ending December 31, 2014, and has directed that management submit the selection of independent auditors to shareholders for ratification at the Annual Meeting. Shareholder ratification of the selection of PricewaterhouseCoopers SA as the Company’s independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers SA to the shareholders for ratification as a matter of good corporate practice.

Item 3 — Advisory Vote Approving Executive Compensation

We are asking our shareholders to approve, on an advisory basis, our named executive officers’ compensation as described in this proxy statement. This annual say-on-pay resolution gives our shareholders the opportunity to express their views on our named executive officers’ compensation at each Annual Meeting of Shareholders.

Item 4 — Shareholder Proposal on Lobbying

Item 5 — Shareholder Proposal on Animal Testing

2014 Shareholder Vote Recommendations

The Board of Directors makes the following recommendations to shareholders:

	Board’s Recommendation	Page

Item 1: Election of Directors	FOR each nominee	12
Item 2: Ratification of the Selection of Independent Auditors	FOR	57
Item 3: Advisory Vote Approving Executive Compensation	FOR	58
Item 4: Shareholder Proposal on Lobbying	AGAINST	59
Item 5: Shareholder Proposal on Animal Testing	AGAINST	60

6 • PMI 2014 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

Board Responsibility and Meetings

The primary responsibility of the Board of Directors is to foster the long-term success of the Company, consistent with its statutory duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings, typically during the months of February, March, May, June, September and December, and additional meetings when necessary. The organizational meeting follows immediately after the Annual Meeting of Shareholders. The Board held six regular meetings in 2013. The Board meets in executive session at every Board meeting with no members of management being present. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2013, all nominees for director attended at least 90% of the aggregate number of meetings of the Board and all Committees on which they served, and each of the nominee directors attended the 2013 Annual Meeting of Shareholders.

Governance Guidelines, Policies and Codes

The Board has adopted Corporate Governance Guidelines. In addition, the Company has adopted the Philip Morris International Inc. Code of Conduct, which applies to all employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, as well as a Code of Business Conduct and Ethics that applies to the members of the Company’s Board. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. All of these documents are available free of charge on the Company’s Web site, www.pmi.com/governance, and will be provided free of charge to any shareholder requesting a copy by writing to the Corporate Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017-5579.

The information on the Company’s Web site is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the U.S. Securities and Exchange Commission.

Leadership Structure

The Board does not believe that any particular leadership structure is inherently superior to all others under all circumstances. Rather, it determines from time to time the structure that best serves the interests of the Company and its shareholders under the then prevailing circumstances. Since we became an independent public company in 2008 and until our 2013 Annual Meeting of Shareholders, Louis Camilleri served as our Chairman and Chief Executive Officer, and the Company thrived under that leadership model.

Pursuant to the Board’s plan for Mr. Camilleri’s succession, André Calantzopoulos was appointed Chief Executive Officer effective immediately following the Annual Meeting of Shareholders on May 8, 2013. Mr. Camilleri remained as Chairman and the Board believes that it is in the Company’s best interest for him to continue as Chairman.

As Chairman, Mr. Camilleri facilitates communication between the Board and management, assists the CEO in long-term strategy and serves as his sounding board. He presides at all meetings of shareholders and of the Board and assists in the preparation of agendas and materials for Board meetings, working together with the Presiding Director, who approves the agendas before they are disseminated to the Board. Input is sought from all directors as to topics they wish to review. Mr. Camilleri is not an independent Chairman, and the Board will continue to have a Presiding Director as described immediately below.

Presiding Director

The non-management directors annually elect at the organizational meeting one independent director to be the Presiding Director. The Presiding Director’s responsibilities are to:

¡	preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

¡	call meetings of the non-management directors as he or she deems necessary;

¡	serve as liaison between the Chief Executive Officer and the non-management directors;

¡	approve agendas and schedules for Board meetings;

¡	advise the Chairman and the Chief Executive Officer of the Board’s informational needs and approve information sent to the Board;

¡	together with the Chairman of the Compensation and Leadership Development Committee, communicate goals and objectives to the

PMI 2014 Proxy Statement • 7

BOARD OPERATIONS AND GOVERNANCE

Chairman and to the Chief Executive Officer and the results of the evaluation of their performance; and

¡	be available for consultation and communication if requested by major shareholders.

The Presiding Director is invited to attend all meetings of Committees of the Board. Lucio A. Noto currently serves as the Presiding Director.

Committees of the Board

The Board has established various standing Committees to assist it with the performance of its responsibilities.

These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Nominating and Corporate Governance Committee. The Board has adopted written charters for each of these Committees and these charters are available on the Company’s Web site at www.pmi.com/governance. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings. Each Committee meets as often as it deems to be appropriate and each has sole authority to retain its own legal counsel, experts and consultants.

The Audit Committee, the Compensation and Leadership Development Committee, and the Nominating and Corporate Governance Committee each consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee are financially literate and that Lucio A. Noto is an “audit committee financial expert” within the meaning set forth in the regulations of the Securities and Exchange Commission. No member of the Audit Committee, the Compensation and Leadership Development Committee or the Nominating and Corporate Governance Committee received any payments in 2013 from Philip Morris International Inc. or its subsidiaries other than compensation received as a director of Philip Morris International Inc.

Committees and 2013 Meetings	Current Members	Purpose, Authority and Responsibilities

AUDIT 2013 Meetings: 9	- Lucio A. Noto (Incoming Chair) - Mathis Cabiallavetta - J. Dudley Fishburn (Outgoing Chair) - Jennifer Li - Sergio Marchionne - Stephen M. Wolf

Purpose: to assist the Board in its oversight of:

¡    the integrity of the financial statements and financial reporting processes and systems of internal control;

¡    the qualifications, independence and performance of the independent auditors;

¡    the internal audit function; and

¡    the Company’s compliance with legal and regulatory requirements.

Authority and Responsibilities:

¡     sole authority for appointing, compensating, retaining and overseeing the work of the independent auditors;

¡    evaluate the internal audit function;

¡     evaluate the compliance function;

¡     review financial risk assessment and management; and

¡    establish “whistleblower” procedures and review claims of improper conduct.

8 • PMI 2014 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

Committees and 2013 Meetings	Current Members	Purpose, Authority and Responsibilities

COMPENSATION AND LEADERSHIP DEVELOPMENT 2013 Meetings: 5	- Stephen M. Wolf (Chair) - Harold Brown - J. Dudley Fishburn - Sergio Marchionne - Robert B. Polet

Purpose:

¡     discharge the Board’s responsibilities relating to executive compensation;

¡    produce a report for inclusion in the proxy statement; and

¡     review succession plans for the CEO and other senior executives.

Authority and Responsibilities:

¡     review and approve the Company’s overall compensation philosophy and design;

¡    review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate his performance and determine and approve his compensation;

¡     review and approve the compensation of all executive officers;

¡    recommend to the Board compensation plans and administer and make awards under such plans and review the cumulative effect of its actions;

¡     monitor compliance by executives with our stock ownership requirements;

¡    review and assist the development of executive succession plans, evaluate and make recommendations to the Board regarding potential CEO candidates and evaluate and approve candidates to fill other senior executive positions;

¡    review and discuss with management proposed disclosures regarding executive compensation matters; and

¡     recommend to the Board whether the Compensation Discussion and Analysis should be accepted for inclusion in the proxy statement and annual report.

FINANCE 2013 Meetings: 4

- Jennifer Li (Incoming Chair)

- Harold Brown

- Mathis Cabiallavetta (Outgoing Chair)

- J. Dudley Fishburn

- Sergio Marchionne

- Kalpana Morparia

- Lucio A. Noto

- Robert B. Polet

- Carlos Slim Helú

- Stephen M. Wolf

Purpose, Authority and Responsibilities:

¡     monitor PMI’s financial performance and condition;

¡    oversee sources and uses of cash flow and capital structure;

¡     advise the Board on dividends, share repurchases and other financial matters;

¡    advise the Board on PMI’s long-term financing plans, short-term financing plans and credit facilities;

¡     monitor PMI’s cash management function;

¡     monitor PMI’s pension plans, including funded status and performance; and

¡    monitor PMI’s investor relations and stock market performance.

NOMINATING AND CORPORATE GOVERNANCE 2013 Meetings: 3	- Kalpana Morparia (Chair) - Mathis Cabiallavetta - J. Dudley Fishburn - Jennifer Li - Sergio Marchionne - Lucio A. Noto - Robert B. Polet - Stephen M. Wolf

Purpose:

¡     identify qualified candidates for Board membership;

¡    recommend nominees for election at the annual meeting;

¡     advise the Board on corporate governance matters; and

¡    oversee self-evaluation of the Board and each Committee.

Authority and Responsibilities:

¡     review qualifications of prospective candidates for director;

¡    consider performance of incumbent directors;

¡    make recommendations to the Board regarding director independence and the function, composition and structure of the Board and its Committees;

¡     recommend corporate governance guidelines; and

¡     review director compensation.

PRODUCT INNOVATION AND REGULATORY AFFAIRS 2013 Meetings: 4	- Harold Brown (Chair) - Mathis Cabiallavetta - J. Dudley Fishburn - Kalpana Morparia - Robert B. Polet - Carlos Slim Helú - Stephen M. Wolf

Purpose, Authority and Responsibilities:

¡     monitor and review the development of new product strategies, with a particular focus on products that have the potential to reduce the risk of smoking-related diseases in comparison to cigarettes;

¡     monitor and review key legislative, regulatory and public policy issues;

¡    monitor and review the Company’s programs on societal alignment issues; and

¡     meet with PMI’s Scientific Advisory Board to review scientific developments.

PMI 2014 Proxy Statement • 9

BOARD OPERATIONS AND GOVERNANCE

Board Risk Oversight

Risk oversight is conducted both by the Committees of the Board with respect to their areas of responsibility as well as by the full Board. The Audit Committee monitors risks relating to internal and financial controls, certain compliance matters and information technology and cyber security; the Finance Committee monitors risks relating to the sources and uses of the Company’s cash flow and impact of the capital markets on the Company; the Compensation and Leadership Development Committee monitors risks relating to compensation design and payouts and management succession; the Product Innovation and Regulatory Affairs Committee monitors product and regulatory risks; and the Nominating and Corporate Governance Committee monitors risks relating to Board structure and processes. The full Board monitors risks relating to the Company’s business plan, as well as compliance and litigation.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Philip Morris International Inc., 120 Park Avenue, New York, New York 10017-5579. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

10 • PMI 2014 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

Summary of Corporate Governance Practices

The Nominating and Corporate Governance Committee of the Board reviews our corporate governance practices regularly and proposes modifications to our principles and other key governance practices as warranted for adoption by the Board. The following summarizes our key principles and practices and refers you to the pages of this proxy statement where you will find a more detailed discussion of various items:

¡	the Board has a policy providing that all directors are elected annually and by majority vote rather than by a plurality (see page 13);

¡

the Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees consist entirely of independent directors, all other Board Committees consist entirely of non-management directors, and the Board has no executive committee;

¡	the Board elects the Chairman annually;

¡	the non-management directors elect the Presiding Director annually (see page 7);

¡	directors may be removed with or without cause;

¡	the non-management directors meet in executive session regularly without any members of management being present;

¡	the Board assesses its performance and the performance of Board Committees annually;

¡	PMI has not adopted a poison pill rights plan;

¡	the Board has adopted a clawback policy providing for the recovery of bonuses and incentive compensation in appropriate circumstances (see page 37);

¡

the Board has adopted stock ownership requirements and an anti-hedging policy for executives intended to align their interests with those of our shareholders and to protect against inappropriate risk taking (see page 37);

¡	we do not gross up our named executive officers to offset their taxes on imputed income on the limited perquisites we provide;

¡	the Philip Morris International Inc. 2012 Performance Incentive Plan includes a double-trigger feature to the vesting provisions following a change in control as described on page 53; and

¡

as its primary long-term incentive tool and its only form of equity award, the Board uses deferred stock awards that are awarded on the basis of a rolling prior three-year total shareholder return and generally vest three years after grant — these awards are substantially less dilutive than stock options and the amount of the annual awards is based on completed performance and awards are valued on the grant date which, by design, is the date we release our annual earnings information.

PMI 2014 Proxy Statement • 11

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s global businesses and markets; the individual’s professional expertise and educational background; and other factors, including nationality, that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using its breadth of knowledge and experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes, such as financial experience, global business experience and scientific expertise, as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, shareholders, management and others. The Committee does not distinguish between nominees recommended by shareholders and other nominees. From time to time, the Committee also retains search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Shareholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. Our by-laws set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “2015 Annual Meeting.”

Recommendations of the Board

It is proposed that ten directors be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and each was elected by the shareholders at the 2013 Annual Meeting. The Board believes that the experience, qualifications, attributes and skills of each of the nominees presented qualify them to deal with the complex global, regulatory and financial issues that the Company faces, and that the Board as a whole provides a breadth of knowledge, international experience, intellectual rigor and willingness to face tough issues. Seventy percent of the nominees are non-U.S. nationals and eight different nationalities are represented, underscoring the global perspective of the Board taken as a whole. Two of the Company’s three newest directors are women, thus adding gender diversity to the Board’s national diversity.

In recommending and nominating Mr. Marchionne, the Nominating and Corporate Governance Committee and the Board, respectively, took note of Mr. Marchionne’s membership on various boards of directors. The Committee and the Board regard Exor S.p.A., the investment company on whose board Mr. Marchionne serves, and Fiat and Fiat Industrial, as a group of vertically owned affiliated companies. They note that, while Mr. Marchionne continues to serve as Chairman of SGS during a transition period following Exor’s sale of that company, Mr. Marchionne is expected to step down from the SGS Board in the near future. The Board and the Committee have concluded, therefore, that Mr. Marchionne will not be serving on more than two outside unaffiliated public company boards after he steps down from the SGS board. The Board notes that Mr. Marchionne attended 30 of the 32 meetings of the Board and the Committees of which he was a member in 2013. The Board unanimously recommends Mr. Marchionne for his significant and valuable contributions to its deliberations.

12 • PMI 2014 Proxy Statement

ELECTION OF DIRECTORS

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s by-laws to reduce the number of directors.

The Board recommends a vote FOR each of

the nominees identified below.

Independence of Nominees

After receiving the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that each of the following nominees for director is independent of and has no material relationship with the Company: Harold Brown, Jennifer Li, Sergio Marchionne, Kalpana Morparia, Lucio A. Noto, Robert B. Polet and Stephen M. Wolf. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in the Corporate Governance Guidelines, which are available on the Company’s Web site at www.pmi.com/governance. Each of the above-named nominees qualifies as independent under these standards.

In making its affirmative determination that Mr. Marchionne is independent, the Board considered the fact that the Company has a sponsorship agreement with Ferrari, a majority-owned subsidiary of Fiat. The amounts involved in the sponsorship agreement fall significantly below 2% of Fiat’s consolidated gross revenues, the threshold that, if exceeded, would preclude a determination of director independence under the Company’s categorical standards of director independence. The sponsorship agreement with Ferrari dates back to 1984, well before Mr. Marchionne became CEO of Fiat in 2004. The agreement and its renewals have been negotiated on an arms-length basis with executives of Ferrari, and Mr. Marchionne has not been involved in any aspect of the negotiations or the agreement and has no direct or indirect material interest in the agreement.

In making the affirmative determination that Ms. Morparia is independent, the Board considered the fact that the Company has routine commercial relationships with J.P. Morgan Chase, the parent company of Ms. Morparia’s employer. Payments by the Company to J.P. Morgan Chase are immaterial and Ms. Morparia has no direct or indirect material interest in these routine commercial relationships. Ms. Morparia has never represented J.P. Morgan Chase in connection with its provision of services to the Company, the Company has no commercial relationship with Ms. Morparia’s employer and her compensation is not affected by any banking relationship between the Company and J.P. Morgan Chase.

In September 2013, we purchased from Grupo Carso, S.A.B. de C.V. its remaining 20% interest in our Mexican tobacco business for $703 million. As a result, we now own 100% of our Mexican tobacco business. The final purchase price is subject to a potential adjustment based on the actual performance of the Mexican tobacco business over the three-year period ending two fiscal years after the closing of the purchase. Mr. Slim has an affiliation with Grupo Carso and he is not deemed to be independent.

Majority Vote Standard in Uncontested Elections

The Company’s by-laws provide that, where the number of nominees for director does not exceed the number of directors to be elected, directors shall be elected by a majority rather than by a plurality vote. Under applicable law, a director’s term extends until his or her successor is duly elected and qualified. Thus, an incumbent director who fails to receive a majority vote would continue to serve as a holdover director. To address that possibility, our Corporate Governance Guidelines require a director who receives less than a majority of the votes cast to offer to resign. The Nominating and Corporate Governance Committee would then consider the offer and recommend to the Board whether to accept or reject the offer.

PMI 2014 Proxy Statement • 13

ELECTION OF DIRECTORS

Director Nominees

					Current Committee Membership
Nominee	Director Since	Nationality	Experience and Qualifications Highlights	Independent	Audit	Compensation and Leadership Development	Finance	Nominating and Corporate Governance	Product Innovation and Regulatory Affairs
Harold Brown	2008	USA	¡ Civic Leadership ¡ Geopolitical and Governmental Affairs ¡ Science and Technology ¡ Academic and Research	✓		✓	✓		Chair

André Calantzopoulos	2013	Greece / Switzerland	¡ Senior Executive ¡ Tobacco Industry ¡ Operations ¡ Global Business

Louis C. Camilleri	2008	UK	¡ Senior Executive ¡ Tobacco Industry ¡ Operations ¡ Global Business ¡ Financial

Jennifer Li	2010	China	¡ Senior Executive ¡ Financial ¡ High-Tech ¡ Global Business	✓	✓		Chair (following Annual Meeting)	✓

Sergio Marchionne	2008	Italy / Canada	¡ Senior Executive ¡ Financial ¡ Law ¡ Global Consumer Products	✓	✓	✓	✓	✓

Kalpana Morparia	2011	India	¡ Senior Executive ¡ Global Finance ¡ Law ¡ Risk Management	✓			✓	Chair	✓

Lucio A. Noto	2008	USA	¡ Senior Executive ¡ Operations ¡ Financial ¡ Global Business	Presiding Director	Chair (following Annual Meeting)		✓	✓

Robert B. Polet	2011	Netherlands	¡ Senior Executive ¡ Global Luxury Products ¡ Marketing	✓		✓	✓	✓	✓

Carlos Slim Helú	2008	Mexico	¡ Senior Executive ¡ Civic Leadership ¡ Global Business ¡ Tobacco Industry				✓		✓

Stephen M. Wolf	2008	USA	¡ Senior Executive ¡ Global Business ¡ Operations	✓	✓	Chair	✓	✓	✓

14 • PMI 2014 Proxy Statement

ELECTION OF DIRECTORS

Director Nominees

HAROLD BROWN
Primary Occupation: Counselor, Center for Strategic and International Studies Washington, DC Director since: 2008 Age: 86

Professional Experience:

Dr. Brown has been a Counselor at the Center for Strategic and International Studies since 1992. He was a partner of Warburg Pincus, a leading private equity firm, from 1990 until he retired from the firm in January 2007. Previously, he was Chairman of the Foreign Policy Institute at The Johns Hopkins University School of Advanced International Studies. Dr. Brown is President Emeritus of the California Institute of Technology and served as Secretary of Defense for the United States from 1977 through 1981.

Other Directorships and Associations:

Dr. Brown is a member of the board of directors of Chemical Partners, Inc. and is an emeritus trustee of the California Institute of Technology, of the Trilateral Commission (North America) and of the RAND Corporation. Dr. Brown served as a director of Altria Group, Inc. from 1983 to April 2003, and again from December 2004 to March 2008.

PMI Board Committees:

Dr. Brown is Chair of the Product Innovation and Regulatory Affairs Committee and a member of the Compensation and Leadership Development and Finance Committees.

Director Qualifications:

Dr. Brown combines a scientist’s intellect with an extensive knowledge and unique experience of international geopolitical and governmental affairs that are of particular benefit to the Board in his role as Chair of the Product Innovation and Regulatory Affairs Committee.

ANDRÉ CALANTZOPOULOS
Primary Occupation: Chief Executive Officer Directors since: 2013 Age: 56

Professional Experience:

Mr. Calantzopoulos became our Chief Executive Officer immediately following our Annual Meeting of Shareholders on May 8, 2013. He served as our Chief Operating Officer since our spin-off on March 28, 2008. Mr. Calantzopoulos served as PMI’s President and Chief Executive Officer between 2002 and the date of our spin-off. He joined the Company in 1985 and worked extensively across Central Europe, including as Managing Director of PM Poland and President of the Eastern European Region.

Director Qualifications:

Mr. Calantzopoulos’s intellect and all-encompassing knowledge of the Company serve him well as CEO and as a member of the Board. He has played an instrumental role in numerous key initiatives, including critical innovative developments such as the new architecture that has revitalized the Marlboro brand, new product development and revamped consumer engagement activities that drove our broad-based market share gains in both OECD and non-OECD markets.

PMI 2014 Proxy Statement • 15

ELECTION OF DIRECTORS

LOUIS C. CAMILLERI
Primary Occupation: Chairman Director since: 2008 Age: 59

Professional Experience:

Mr. Camilleri is our Chairman, having served as our Chairman and Chief Executive Officer from our spin-off in 2008 until last year’s Annual Meeting of Shareholders. Previously, he was Chairman and Chief Executive Officer of Altria Group, Inc., positions he had held since 2002. From November 1996 to April 2002, he served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. He had been employed continuously by Altria Group, Inc. and its subsidiaries (including Philip Morris International Inc.) in various capacities since 1978.

Other Directorships and Associations:

Mr. Camilleri was appointed to the Board of Directors of América Móvil, S.A.B. de C.V. in April 2011, and previously served on the Board of Telmex International SAB from December 2009 to April 2011. Mr. Camilleri was a director of Kraft Foods Inc. from March 2001 to December 2007 and was Kraft’s Chairman from September 2002 to March 2007.

Director Qualifications:

Mr. Camilleri’s extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view, combined with his transparency and open-mindedness, serve him well in his ongoing role as Chairman of the Board.

JENNIFER LI
Primary Occupation: Chief Financial Officer, Baidu Inc., China Director since: 2010 Age: 46

Professional Experience:

Ms. Li joined Baidu Inc., the largest Internet search engine in China and the third largest independent search engine in the world, in March 2008, as Chief Financial Officer, responsible for a wide range of corporate functions, including Finance, Human Resources, International Operations, Marketing, Communications and Purchasing. Previously, from 1994 to 2008, she held a number of senior finance positions at various General Motors companies in China, Singapore, the United States and Canada, rising to Chief Financial Officer of GM’s business in China and Financial Controller of the North American Operations of GMAC.

PMI Board Committees:

Ms. Li is the incoming Chair of the Finance Committee and a member of the Audit and Nominating and Corporate Governance Committees.

Director Qualifications:

Ms. Li’s strong financial expertise, experience in a fast growing, high-tech business and Asian background strengthen the Board’s depth and global perspective.

16 • PMI 2014 Proxy Statement

ELECTION OF DIRECTORS

SERGIO MARCHIONNE
Primary Occupation: Chief Executive Officer, Fiat S.p.A., Italy Chairman, CNH Industrial N.V., Italy Director since: 2008 Age: 61

Professional Experience:

Mr. Marchionne has been Chief Executive Officer of Fiat S.p.A. since June 2004, on whose Board of Directors he has served since May 2003. He is also Chairman of CNH Industrial N.V. Mr. Marchionne has been a member of the Board of SGS S.A. since May 2001, serving as the Chief Executive and Managing Director from 2002 to 2004 and Chairman since March 2006. Mr. Marchionne is expected to step down from the SGS Board in the near future. Mr. Marchionne is a director of Exor S.p.A., an investment company that, directly or indirectly, holds significant equity investments in Fiat and CNH. Mr. Marchionne is a chartered accountant and lawyer who, since beginning his career in 1983, has held executive positions at several firms prior to assuming his current positions.

Other Directorships and Associations:

Mr. Marchionne was a member of the Supervisory Board of Hochtief AG from 2006 to 2007 and a member of the Board of Directors of UBS from 2007 to 2010.

PMI Board Committees:

Mr. Marchionne serves on the Audit, Compensation and Leadership Development, Finance, and Nominating and Corporate Governance Committees.

Director Qualifications:

Trained as both a lawyer and an accountant and currently the chief executive of an international automotive manufacturer, Mr. Marchionne brings strategic insights and a hands-on multi-disciplinary approach to the Board, along with experience in many of the same international markets in which the Company does business.

KALPANA MORPARIA
Primary Occupation: Chief Executive Officer, J.P. Morgan India Private Ltd., India Director since: 2011 Age: 64

Professional Experience:

Ms. Morparia assumed her current position with J.P. Morgan India Private Ltd. in 2008, and is a member of J.P. Morgan’s Asia Pacific Executive Committee. Prior to joining J.P. Morgan India, Ms. Morparia served as Joint Managing Director of ICICI Bank, India’s second largest bank, from 2001 to 2008 and the Vice Chair of ICICI’s insurance and asset management business from 2007 to 2008.

Other Directorships and Associations:

Ms. Morparia is a director of Dr. Reddy’s Laboratories Ltd. and CMC Ltd.

PMI Board Committees:

Ms. Morparia is Chair of the Nominating and Corporate Governance Committee and is a member of the Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

With her strong executive leadership experience in finance, and her deep knowledge of international business, Ms. Morparia provides a keen perspective on economies in Asia, the Company’s largest region.

PMI 2014 Proxy Statement • 17

ELECTION OF DIRECTORS

LUCIO A. NOTO
Primary Occupation: Managing Partner, Midstream Partners, LLC, New York Director since: 2008 Age: 75

Professional Experience:

Mr. Noto assumed his current position with Midstream Partners, LLC in March 2001. He retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of the Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation. Mr. Noto had been employed by Mobil continuously since 1962.

Other Directorships and Associations:

Mr. Noto is a director of Penske Automotive Group, Inc. and RHJ International. He also served on the boards of IBM from 1995 to 2008, Altria Group, Inc. from 1998 to 2008, Shinsei Bank from 2005 to 2008 and Commercial International Bank (Cairo) from 2006 to 2009.

PMI Board Committees:

Mr. Noto is the Presiding Director, the incoming Chair of the Audit Committee and a member of the Finance and Nominating and Corporate Governance Committees.

Director Qualifications:

As the former chief financial officer and chief executive officer of a large, multi-national oil company, together with his past governance experience serving on the boards and audit committees of a number of major international companies, Mr. Noto brings an extensive knowledge of internal controls and risk assessment to his Audit Committee role and a strong “hands-on” approach as Presiding Director.

ROBERT B. POLET
Primary Occupation: Chairman, Safilo Group S.p.A., Italy Director since: 2011 Age: 58

Professional Experience:

Mr. Polet is currently serving as Chairman of Safilo Group S.p.A. He was President, Chief Executive Officer and Chairman of the Management Board of the Gucci Group from 2004 until March 2011. Previously, Mr. Polet spent 26 years in the Unilever Group in a variety of executive roles, including President of Unilever’s Worldwide Ice Cream and Frozen Foods division, Chairman of Unilever Malaysia, Chairman of Van den Bergh and Executive Vice President of Unilever’s European Home and Personal Care division.

Other Directorships and Associations:

Mr. Polet is a director of Reed Elsevier PLC/NV, William Grant & Sons and Crown Topco Limited, parent company of Vertu.

PMI Board Committees:

Mr. Polet serves on the Compensation and Leadership Development, Finance, Nominating and Corporate Governance, and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

In his previous position, Mr. Polet was responsible for managing such global luxury brands as Gucci, Bottega Veneta, Yves Saint Laurent, Boucheron, Balenciaga, Sergio Rossi, Alexander McQueen and Stella McCartney. He brings to the Board his considerable entrepreneurial business experience in the global luxury business and his deep executive background running major consumer packaged goods businesses, as well as his extensive knowledge of global markets.

18 • PMI 2014 Proxy Statement

ELECTION OF DIRECTORS

CARLOS SLIM HELÚ
Primary Occupation: Chairman, Carso Infraestructura y Construcción, S.A.B. de C.V., Mexico Director since: 2008 Age: 74

Professional Experience:

Mr. Slim has served as Chairman of Carso Infraestructura y Construcción, S.A.B. de C.V. since 2005. Mr. Slim previously served as Chairman of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Chairman and, later, Chairman Emeritus of Grupo Carso, S.A. de C.V., as well as Chairman of Teléfonos de México, S.A. de C.V. and Carso Global Telecom, S.A. de C.V., México.

Other Directorships and Associations:

From 1997 to 2006, Mr. Slim served as a director of Altria Group, Inc. Mr. Slim served as Chairman Emeritus of Grupo Financiero Inbursa, S.A.B. de C.V. from 2004 to 2007. He also has served as Chairman Emeritus of América Móvil, S.A.B. de C.V. since 2005. He is also Chairman of Fundación Telemex, A.C. and Fundación Carlos Slim, A.C.

PMI Board Committees:

Mr. Slim serves on the Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

One of the world’s most successful businessmen, Mr. Slim provides the Board with an entrepreneurial point of view and unique perspective on the complexities of operating successfully in both developed and emerging economies.

STEPHEN M. WOLF
Primary Occupation: Chairman, R.R. Donnelley & Sons Company, Chicago, IL Director since: 2008 Age: 72

Professional Experience:

Mr. Wolf has been Chairman of R.R. Donnelley & Sons Company since March 2004. He has been Managing Partner of Alpilles, LLC since April 2003. Previously, he was Chairman of US Airways Group from November 2001 to April 2003, and Chief Executive Officer of US Airways, Inc. from January 1996 to November 1998. Prior to joining US Airways, he had served since August 1994 as senior advisor in the investment banking firm of Lazard Frères & Co., LLC. From 1987 to July 1994, he was Chairman and Chief Executive Officer of UAL Corporation and United Air Lines, Inc.

Other Directorships and Associations:

Mr. Wolf is Chairman of the Advisory Board of Trilantic Capital Partners, and a director of Chrysler Group LLC. From 1993 to 2008, Mr. Wolf served as a director of Altria Group, Inc. He is a trustee emeritus of the Brookings Institute.

PMI Board Committees:

Mr. Wolf is Chair of the Compensation and Leadership Development Committee and a member of the Audit, Finance, Nominating and Corporate Governance, and the Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

As a former chief executive officer of four New York Stock Exchange listed companies, and with experience on the boards of a number of companies, Mr. Wolf provides a strong focus in his position as Chair of the Compensation and Leadership Development Committee in ensuring that the Company has the right compensation processes in place and programs to develop future leaders.

PMI 2014 Proxy Statement • 19

COMPENSATION OF DIRECTORS

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of shareholders.

The Nominating and Corporate Governance Committee periodically benchmarks director compensation against the Company’s Compensation Survey Group (defined on page 36, considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. Based on the latest available data, total compensation for the Company’s non-employee directors ranked in the top quartile of the Company’s Compensation Survey Group.

Non-employee directors receive an annual cash retainer of $125,000 and a retainer of $5,000 for each Committee of which they are a member. The Presiding Director receives an annual retainer of $25,000 and the chairs of each Committee receive an annual retainer of $35,000 for additional services rendered in connection with those responsibilities. Directors do not receive meeting fees.

Summary of Directors Compensation

PMI provides competitive compensation levels to attract and retain high-quality non-employee directors, and it uses a substantial component of equity-based compensation.

Compensation levels are benchmarked to our Compensation Survey Group.

Annual cash retainer:	$125,000
Annual equity award:	$175,000
Presiding Director retainer:	$25,000
Committee Chair retainer:	$35,000
Committee member retainer:	$5,000
Committee meeting fees:	None
Stock Options:	None

Pursuant to the 2008 PMI Stock Compensation Plan for Non-Employee Directors, each non-employee director then in office received an annual share award on May 8, 2013 of that number of shares of common stock having an aggregate fair market value of $175,000 on the date of grant (1,862 shares of common stock with a fair market value of $94.015 per share).

The following table presents the compensation received by the non-employee directors for fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation (1) ($)	Total ($)
Harold Brown	170,000	175,000	5,575	350,575
Mathis Cabiallavetta	175,000	175,000	_	350,000
J. Dudley Fishburn	180,000	175,000	12,509	367,509
Jennifer Li	137,500	175,000	_	312,500
Graham Mackay	137,500	175,000	_	312,500
Sergio Marchionne	142,500	175,000	_	317,500
Kalpana Morparia	163,750	175,000	_	338,750
Lucio A. Noto	168,750	175,000	_	343,750
Robert B. Polet	141,250	175,000	_	316,250
Carlos Slim Helú	132,500	175,000	_	307,500
Stephen M. Wolf	180,000	175,000	_	355,000

(1)

The Board believes it is important every two years to invite a family member to accompany non-employee directors at the Board’s offsite meeting to enhance the collegiality of the Board. The Company reimburses the cost of such attendance and the cost of resulting income taxes.

20 • PMI 2014 Proxy Statement

COMPENSATION OF DIRECTORS

Non-employee directors may also elect to defer the award of shares of common stock and all or part of the annual and committee retainers. Deferred fee amounts are “credited” to an unfunded account and may be “invested” in eight “investment choices,” including a PMI common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the PMI Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. Subject to certain restrictions, a non-employee director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

The Company reimburses non-employee directors for their reasonable expenses incurred in attending Board of Directors, Committee and shareholder meetings and other corporate functions, including travel, meals and lodging. Non-employee directors also are covered by business travel and accident insurance, which the Company maintains for their benefit when they travel on Company business, as well as group life insurance.

PMI 2014 Proxy Statement • 21

STOCK OWNERSHIP INFORMATION

Ownership of Equity Securities

The following table shows the number of shares of common stock beneficially owned as of March 14, 2014, by each director, nominee for director and executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director, nominee for director and executive officer, and of the directors, nominees for director and executive officers as a group, is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1)
Harold Brown	42,762
Mathis Cabiallavetta	42,004
André Calantzopoulos	735,370
Louis C. Camilleri	1,464,307
Marc Firestone	170,710
J. Dudley Fishburn	25,952
Jennifer Li	9,817
Sergio Marchionne	53,687
Kalpana Morparia	4,775
Lucio A. Noto	82,789
Jacek Olczak	201,676
Matteo Pellegrini	265,573
Robert B. Polet	6,304
Carlos Slim Helú	317,429
Stephen M. Wolf	67,742
Miroslaw Zielinski	197,557
Group (27 persons)	4,714,469

(1)

Includes shares of deferred stock as follows: Dr. Brown, 28,900; Mr. Cabiallavetta, 42,004; Mr. Calantzopoulos, 255,940; Mr. Camilleri, 439,790; Mr. Firestone, 153,710; Mr. Fishburn, 25,952; Mr. Noto, 43,211; Mr. Olczak, 112,490; Mr. Pellegrini, 82,920; Mr. Slim, 11,368; Mr. Wolf, 44,420; Mr. Zielinski, 89,230; and group, 1,839,105. Also includes 17,085 shares as to which beneficial ownership is disclaimed by Mr. Noto (shares held by spouse). Also includes 300,000 shares as to which Mr. Slim shares voting and/or investment power with others and has disclaimed beneficial ownership except to the extent of his pecuniary interest therein. Also includes 13,862 shares held in trust as to which Dr. Brown shares voting and/or investment power with others and as to which he has not disclaimed beneficial ownership.

In addition to the shares shown in the table above, as of March 14, 2014, those directors who participate in the Company’s director deferred fee program had the following PMI share equivalents allocated to their accounts: Mr. Noto, 69,525; Mr. Slim, 6,028; and Mr. Wolf, 25,534. See “Compensation of Directors” on page 21 for a description of the deferred fee program for directors.

22 • PMI 2014 Proxy Statement

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding on March 14, 2014
Capital Research Global Investors A division of Capital Research and Management Company (CRMC) 33 South Hope Street Los Angeles, CA 90071	97,570,982	(1)	6.17%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	89,132,748	(2)	5.64%

(1)

According to a Schedule 13G/A, dated February 7, 2014, filed with the U.S. Securities and Exchange Commission on February 13, 2014, by Capital Research and Management Company presenting the number of shares as of December 31, 2013.

(2)

According to a Schedule 13G/A, dated February 6, 2014, filed with the U.S. Securities and Exchange Commission on February 10, 2014, by BlackRock, Inc. presenting the number of shares as of December 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2013 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except that Mr. Robert B. Polet inadvertently failed to timely file forms to report seven purchases of shares of the Company’s common stock as the result of a broker’s purchasing the shares from the proceeds of cash dividends on the Company’s common stock without the knowledge of Mr. Polet. When Mr. Polet was subsequently advised of these transactions, he promptly reported them.

PMI 2014 Proxy Statement • 23

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Discussion and Analysis outlines the design of our executive compensation program components, the objectives and principles upon which they are based, our 2013 performance and the resulting decisions of the Compensation and Leadership Development Committee to reflect that performance in setting compensation for the Chairman and for the Chief Executive Officer, the named executive officers identified in the Summary Compensation Table on page 40 and the other members of our senior management team.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee consists entirely of non-management directors, all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation and Leadership Development Committee Charter, which is available on the Company’s Web site at www.pmi.com/governance. The members of the Committee are: Stephen M. Wolf (Chair), Harold Brown, J. Dudley Fishburn, Sergio Marchionne and Robert B. Polet. The Committee met five times in 2013. The Chair of the Committee, in consultation with the other members, sets meeting agendas. The Committee reports its actions and recommendations to the Board.

Program Design, Philosophy and Objectives

Our compensation and benefits program supports our business and financial objectives. The program’s components are set and periodically reviewed by the Committee. Each component is designed to achieve one or more of the following objectives:

¡	to support our ability to attract, develop and retain world-class leaders;

¡	to align the interests of executives and shareholders;

¡	to reward performance;

¡	to support long-term business growth, superior financial results, societal alignment and integrity of conduct; and

¡	to promote internal fairness and a disciplined qualitative and quantitative assessment of performance.

These objectives provide the framework for the various components of compensation and benefits and take into account the specific nature of our business. Together, these elements form an aggregate package that is intended to be appropriately competitive. The design of the overall package encompasses the following features:

¡	a mix of fixed and at-risk compensation: the higher the organizational level of the executive, the lower the fixed component of the overall compensation and benefits package;

¡	a mix of annual and long-term compensation and benefits to appropriately reward the achievement of annual goals and objectives and long-term performance aspirations;
¡	a mix of cash and deferred equity compensation that seeks to discourage actions that are solely driven by the stock price at any given time to the detriment of PMI’s long-term strategic goals; and

¡

an optimal balance of equity compensation, together with significant stock ownership requirements, to align the interests of executives and shareholders while remaining mindful of the potential dilutive nature of equity compensation on shareholder value.

In determining the precise levels of each element of compensation, as well as the total compensation and benefits package awarded, the Committee exercises its business judgment and discretion in pre-establishing compensation ranges, setting the actual level of compensation within these ranges and reviewing total compensation design to assure that the various ranges remain appropriately competitive and continue to meet our objectives.

The Committee compares the Company’s compensation practices and levels of pay to a Compensation Survey Group as further discussed on page 36. Our compensation program also reflects local practices and is designed to deliver total direct compensation upon attainment of targeted goals at the 75th percentile of the local market; actual total direct compensation can exceed the 75th percentile when business and individual performance exceed targeted goals, and can be significantly lower if goals are not met.

The Committee also compares the mix of compensation for our named executive officers to the compensation for those executives with similar roles in companies in our Compensation Survey Group.

24 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Components of our Total Direct Compensation Program

The three components of total direct compensation are base salary, annual incentive compensation awards and equity awards. We also provide our executives retirement benefits and limited perquisites.

Our total direct compensation program emphasizes pay-for-performance, and the one component that is fixed for a given year, base salary, constitutes the smallest portion of executive compensation. With respect to compensation earned in 2013, base salary constituted approximately 17% of total direct compensation for our named executive officers. The second component is the annual cash-based incentive compensation award that is

determined by the Committee based on individual and Company performance and that constituted approximately 25% of total direct compensation for our named executive officers in 2013. The third component is the equity award granted in 2014 that was determined based on 2013 individual performance and the Company’s rolling three-year total shareholder return over the 2011 to 2013 period relative to our Compensation Survey Group, our tobacco peer group and the S&P 500 Index and that constituted approximately 58% of total direct compensation for our named executive officers in 2013.

Component	Key Characteristics	Key Objective

Base Salary	¡Fixed component of compensation reflecting the scope of the executive’s role, performance and market pay practices.	¡Intended to provide sufficient competitive base pay to attract, develop and retain world-class leaders.

Incentive Compensation (IC) Awards

¡Annual performance-based variable cash award for meeting pre-established performance goals.

¡Performance is assessed against annual operating targets, progress towards strategic initiatives and the executive’s individual performance.

¡Final award is based on the Committee’s assessment of Company performance and the executive’s individual performance factor.

¡Intended to motivate executives to meet or exceed our performance goals and strategic objectives in a given fiscal year.

Equity Awards

¡Performance-based long-term variable equity award based on the executive’s contribution to increasing shareholder value.

¡Contributes to all five of the Committee’s program design objectives while minimizing share dilution and protecting against excessive risk taking.

¡Amount of each annual award is based on the Committee’s assessment of our total shareholder return (TSR) over the previous three-year period relative to the performance of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index and the executive’s individual performance factor.

¡Equity awards generally vest three years after being granted.

¡Intended to motivate our executives to achieve superior returns for our shareholders over the long term.

PMI 2014 Proxy Statement • 25

COMPENSATION DISCUSSION AND ANALYSIS

Changes in Compensation Structure

Last Year’s Say-on-Pay Vote on 2012 Executive Compensation: In 2013, 96.78% of the votes cast at our annual meeting of shareholders approved, on an advisory basis, the 2012 compensation of our named executive officers. Based on this vote and the many conversations the Company continues to have with our shareholders, the Compensation and Leadership Development Committee believes that shareholders strongly support the Committee’s approach to aligning pay with performance.

Changes in Salary Banding Structure: Historically, the Company has used a salary band structure for its executives, with letter-based bands ranging from A at the highest level through I at the lowest. Effective January 1, 2014, the Committee has determined to replace the nine lettered salary bands with fifteen numeric grades ranging from 28 at the highest level to 14 at the lowest. The narrower salary levels under the new numeric system will afford the Company greater flexibility to differentiate job accountabilities and a more granular career progression ladder. Under the new structure, named executive officers formerly in Band A will move to level 28, those in Band B to level 26 and those in Band C to level 25. The change in banding structure was not intended to have an immediate impact on the base salaries of most of the affected employees.

Changes in Executive Compensation Levels and Mix: During 2013, the Compensation and Leadership Development Committee took several significant actions regarding the absolute levels and the component mix of executive compensation. The first two of these actions reflected Mr. Calantzopoulos’s succession as Chief Executive Officer and Mr. Camilleri’s continuation as Chairman. This succession took place immediately after the 2013 Annual Meeting of Shareholders.

First, in connection with his appointment as CEO, effective May 8, 2013, Mr. Calantzopoulos was promoted from salary band B to salary band A. Nevertheless, his annual base salary was maintained at its then existing level of CHF 1,476,150 (or $1,575,790 at June 11, 2013, the date of the Committee’s action). Mr. Calantzopoulos’s annual incentive compensation award target was set at 200% of his annual base salary, a reduction from the level of 300% previously associated with salary band A.

His equity award target was set at 600% of his base salary, the level previously associated with salary band A.

Second, recognizing the fact that while he would fully assist in the management transition Mr. Camilleri would no longer have management responsibility for the Company, effective May 8, 2013, he was removed from the Company’s salary band structure, his base salary was reduced from $1,750,000 to $1,000,000, and he ceased to be eligible for annual incentive compensation awards. Reflecting his role in assisting the CEO in long-term strategy, Mr. Camilleri remained eligible for equity compensation awards with a target of 600% of his new base salary.

Third, after reviewing data from the Compensation Survey Group, as well as market data in Switzerland and other geographies where the Company has a significant presence, the Committee determined, effective January 1, 2014:

¡	to consider increases to the base salaries of the executive officers (17 persons) every two years instead of annually;

¡

to modify the variable compensation mix for the previous salary bands A through F (corresponding to the new grades 28 through 18) to increase the equity component relative to the cash component to better reflect market practices and to further enhance the focus of senior executives on longer-term performance, while remaining mindful of our objective to minimize equity dilution; and

¡

to reduce total variable compensation targets for all employees previously in salary bands A through I (corresponding to the new grades 28 through 14), resulting in average reductions in total targeted direct compensation (base salary, cash incentive compensation and equity awards) of approximately 9-10% for employees previously in bands A through D, 7-8% for employees previously in bands E and F, and 5-6% for employees previously in bands G, H and I.

In addition, for the second year in a row, the Committee determined not to increase the base salaries of the Swiss-based executive officers.

26 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Target Compensation Mix

For 2013, all of our named executive officers were in salary bands A, B or C, corresponding to new grades 28, 26, and 25, respectively. Our CEO is the only employee in salary grade 28. As shown in the chart below, the Compensation Committee has determined, effective January 1, 2014, to rebalance the target level mix of fixed (base salary) and at-risk (annual incentive compensation and equity awards) compensation to more closely reflect the mix at the 75th percentile of the Company’s Compensation Survey Group and the Swiss market, and to remain consistent with our objectives of putting proportionately greater compensation at risk for each increase in salary level and to further enhance the focus of senior executives on longer-term performance, while minimizing equity dilution. The increase in base salary as a percentage of total direct compensation reflects a reduction in target levels for both annual incentive compensation and equity awards, and not an increase in base salary levels.

Source: Towers Watson

PMI 2014 Proxy Statement • 27

COMPENSATION DISCUSSION AND ANALYSIS

Methodology for Linking Pay to Performance

Approximately 83% of total direct compensation earned by our named executive officers in 2013 was variable and directly linked to the Company’s and the individual’s performance. The lower percentage versus last year reflects reduced incentive compensation and equity awards due to lower Company performance ratings in 2013. The following section describes the process by which the Committee ties variable compensation to performance.

At the beginning of each year, the Committee sets target ranges with respect to key performance metrics. Each of the target ranges set by the Committee is based on the Company’s original operating budget approved by the Board for that year. The budget and the targets reflect appropriately ambitious but realistic performance goals. In February, the Committee evaluates the Company’s actual results against these targets and assigns the Company an incentive compensation (IC) business rating ranging from 0 to 150, with a rating of 100 correlating to attaining targeted levels of performance. Its evaluation is not only quantitative but also qualitative. Numerical weights are not assigned to any specific performance measure. Nor is a rating assigned based solely on the key performance measures. Rather, the Committee also assesses the Company’s progress on key strategic initiatives and our performance relative to our international competitors. It then determines the Company’s IC business rating based on its assessment of the Company’s overall performance for that year.

Next, the Committee determines the Company’s stock business rating, which can range from 0 to 150, based on the Company’s total shareholder return over a rolling three-year period relative to the returns of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index.

Individuals are rated on a three-point scale (Improvable, Optimal and Exceptional). To assure a disciplined, fair and equitable assessment of individual performance, the Committee has set general guidelines under which approximately 10% to 20% of the eligible population receive a rating of “Improvable,” 55% to 75% receive a rating of “Optimal,” and 15% to 25% receive a rating of “Exceptional.” Individual ratings are based primarily on a qualitative assessment of performance, and can range from 0% to 150% for incentive compensation (IC) awards and from 0% to 130% for equity awards.

Incentive Compensation Award Formula

IC Award	=	Base Salary	X	Individual Target %	X	IC Business Rating (1) (0%-150%)	X	Individual Rating (0%-150%)

(1)

2013 performance targets included: cigarette volume; share of top 30 OCI markets; net revenues, excluding excise taxes; adjusted OCI; adjusted diluted EPS; and free cash flow. Progress on key strategic initiatives is also evaluated.

Annual individual incentive compensation award targets in 2013 for salary bands A through C as a percentage of base salary were as follows:

Salary Band	Individual Target %
A	200%	(1)
B	180%
C	120%

(1)	Reduced from 300% effective May 8, 2013.

Equity Award Formula

Stock Award	=	Base Salary	X	Individual Target %	X	Stock Business Rating (1) (0%-150%)	X	Individual Rating (0%-130%)

(1)	Our rolling 3-year TSR is measured relative to our Compensation Survey Group, our tobacco peer group and the S&P 500 Index.

Annual individual equity award targets in 2013 for salary bands A through C as a percentage of base salary were as follows:

Salary Band	Individual Target %
A	600%
B	270%
C	180%

Equity awards are granted to management employees under the Philip Morris International Inc. 2012 Performance Incentive Plan and are intended to build stock ownership and enhance the retention and commitment of participants to increasing long-term shareholder value. Equity awards are made in shares of performance-based deferred stock, rather than stock options, because this form of award:

¡	establishes a relationship between our cost and the value ultimately delivered to our executives that is more direct and more visible than is the case with stock options; and

28 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

¡

requires the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual Company run rate (number of stock awards granted in the calendar year as a percentage of all shares outstanding) in 2013 of 0.18% and a total 2013 year-end overhang (number of unexercised stock options and unvested stock awards as a percentage of all shares outstanding) of 0.54%.

As a result, our run rate and overhang each compares favorably to those of the Compensation Survey Group.

Equity award recommendations are approved annually at the Committee’s February meeting, and are granted on the date of approval. The Committee determines the dollar value of each award based on its assessment of the Company’s prior three-year TSR relative to the returns of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index, along with its rating of the individual’s performance. The number of shares awarded is based on the fair market value of PMI stock on the date of grant.

Equity awards generally vest three or more years after the date of the award, subject to earlier vesting on death or disability or normal retirement, or separation from employment by mutual agreement after reaching age 58. The three-year vesting period provides PMI with a means of both retaining and motivating executives.

Recipients receive dividend equivalents on unvested equity awards during the vesting period in order to further align the interests of participants with shareholders.

PMI 2014 Proxy Statement • 29

COMPENSATION DISCUSSION AND ANALYSIS

2013 Company Performance and Targets

Analysis of 2013 Incentive Compensation Business Rating: The Committee believes that quality of results is key and, accordingly, uses its business judgment to assess performance both on a quantitative and qualitative basis and to tie compensation to performance based on those assessments rather than on a fixed formula. With regard to its quantitative assessment, the following table shows the performance target ranges pre-established by the Committee for 2013 incentive compensation awards and the Company’s results. The percentages indicated for cigarette volume, net revenues, adjusted OCI and adjusted diluted EPS represent targeted and actual growth versus 2012 results.

Measure (1)	Target Range	Actual Results
Cigarette Volume (2)	-2.0% to -1.0%	-5.1%
Share of Top 30 OCI Markets (3)	Growing or Stable in 20 Markets	Growing or Stable in 23 Markets
Net Revenues (4)	4.5% to 5.5%	1.9%
Adjusted OCI (5)	6.0% to 8.0%	3.4%
Adjusted Diluted EPS (6)	10.5% to 12.5%	10.0%
Free Cash Flow (6)(7)	$9.0 to $10.0 billion	$9.2 billion

(1)	For a reconciliation of non-GAAP to GAAP financial measures see Exhibit B to this proxy statement.

(2)	Excluding acquisitions.

(3)	Operating Companies Income (Operating Income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net).

(4)	Excluding excise taxes, currency and acquisitions.

(5)	Excluding currency and acquisitions.

(6)	Excluding currency.

(7)	Net cash provided by operating activities less capital expenditures.

We met or exceeded two of our performance target ranges for 2013, narrowly missed a third and fell short of three measures as we confronted an extremely harsh operating environment. Continued economic woes that spread to non-OECD markets, associated steep total market declines, especially in the EU and Russia, consumer down-trading, and growth in illicit trade created an unprecedented number of challenges. Within this context, we withstood the pressures well and delivered solid market share, cash flow and EPS performance despite severe volume declines that adversely affected net revenues and OCI, further magnified by the unique situation we encountered in the Philippines.

While our quantitative results could not be immunized from the sweeping effects of total market declines and weak economies, the Committee believes that, measured against the magnitude of the challenges faced, the Company dealt effectively with every challenge within its control to mitigate their effects without prejudicing long-term growth, and ultimately delivered a solid overall performance, albeit one that clearly warranted an incentive compensation business rating significantly lower than that achieved in any year since the spin-off.

Cigarette Volume (excluding acquisitions): fell by 5.1% in 2013, substantially short of our performance target range of -2.0% to -1.0%. The decline was driven almost exclusively by total market declines. The shortfall versus the ambitious target was attributable to higher than anticipated market declines driven by the EU markets, the Philippines, Russia and Turkey, a considerable deceleration of market growth in Indonesia, and lower than projected market share in key markets such as Indonesia, the Philippines and Japan. Excluding the impact of the Philippines, cigarette volume declined by 2.7% versus 2012.

Share of Top 30 OCI Markets: Our market share performance was strong, with 23 of our top-30 income markets registering growing or stable share. This was our best share performance since we became a public company.

Net Revenues (excluding excise taxes, currency and acquisitions): Net revenues of $31.2 billion, reflecting constant currency growth of 1.9% versus 2012, fell short of our performance target range of 4.5% to 5.5%. This was due to the most severe volume/mix impact in our history, which eroded a large part of our constant currency price variance of $2.1 billion.

Adjusted OCI (excluding currency and acquisitions): Constant currency adjusted OCI, excluding acquisitions, reached $14.1 billion, up 3.4%, but below our performance target range of 6.0% to 8.0% growth. Pricing was the key contributor to our OCI growth, while adverse volume/mix and higher manufacturing costs weighed heavily.

Adjusted Diluted EPS (excluding currency): While we met our mid to long-term adjusted diluted EPS growth target of 10.0% to 12.0%, our 10.0% constant currency growth fell slightly below the more aggressive performance target of 10.5% to 12.5% that the Committee had established for 2013.

Free Cash Flow: Free cash flow of $9.2 billion, excluding the impact of changes in currency exchange rates from the rates assumed in establishing the free cash flow performance target range, was up by $846 million, or 10.1%, versus 2012, mainly driven by improvements in working capital, and fell within the target range of $9.0 to $10.0 billion.

30 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In addition to these six quantitative performance measures, the Committee also evaluated our performance qualitatively on the following key strategic initiatives:

¡	our product innovation initiatives, which resulted in significant share gains for Marlboro and other major brands;

¡	the continued deployment of our new strategic framework for adult consumer-focused marketing and sales and improved trade engagement, which are proving to be highly successful in key markets;

¡

significant progress achieved in our plans to develop and commercialize reduced-risk products, including our new plans to market an e-cigarette by the end of 2014 and the acceleration of our anticipated launch dates for other reduced-risk product platforms;

¡	sustained progress towards improving tax structures, which continued to gain momentum in most of the world;

¡

the successful completion of key business development initiatives, including the purchase of the 20% remaining equity interest in our Mexican cigarette business, an equity purchase that brought our interest in the Algerian cigarette business to 25%, the acquisition of a 20% interest in our distributor in Russia, and the restructuring of our business in Egypt to enhance profitability and growth prospects;

¡

our continued efforts to pursue comprehensive, evidence-based regulation governing the manufacture, marketing, sale, use and taxation of tobacco products, but also acknowledging intensifying regulatory challenges;

¡	our headquarters restructuring and the management compensation reductions discussed on page 26;

¡	our initiation of a comprehensive plan to further improve organizational effectiveness;

¡	achieving our 2013 gross productivity and cost savings target of $300 million;

¡	our efforts and results in improving our health and safety record, with a record improvement in our lost-time injury rate;

¡

our continued efforts and results in improving our environmental record, particularly noting that we were one of only five Global 500 Consumer Staples companies to qualify for the Carbon Performance Leadership Index and that our score increased six points over 2012 to 97%, the highest rating in the tobacco sector;

¡	our continued progress in addressing child and migrant labor issues associated with tobacco farming;

¡	our continued progress in nurturing and developing our talent pool and future leadership and increasing our diversity; and

¡	our robust control, compliance and integrity programs.

The Committee also considered our setbacks, including share loss in Japan, lower share growth in Indonesia, and the continued growth in illicit trade.

PMI 2014 Proxy Statement • 31

COMPENSATION DISCUSSION AND ANALYSIS

Analysis of 2013 Stock Business Rating: For purposes of determining the Company performance rating for equity awards, the Committee considered total shareholder return (TSR) relative to the returns of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index. While the Committee assesses the Company’s annual performance each year to set annual incentive compensation awards, it takes a longer-term view and considers our TSR over a rolling three-year period to set equity awards. From January 1, 2011 through December 31, 2013, as shown in the table below, our TSR was 67.7%, somewhat below the TSR of our tobacco peer group, which includes the major American tobacco companies with U.S. dollar earnings that were not comparably affected by currency exchange rates, somewhat above our Compensation Survey Group, and comfortably ahead of the S&P 500 Index.

Source: FactSet.

Note: Peer groups represent the market weighted average return of the group.

(1)	The tobacco peer group consists of Altria, BAT, Imperial Tobacco, Japan Tobacco, Lorillard and Reynolds American.

(2)

The PMI Compensation Survey Group consists of the following companies with substantial global sales that are direct competitors; or have similar market capitalization; or are primarily focused on consumer products (excluding high technology and financial services); and are companies for which comparative executive compensation data are readily available: Bayer AG, British American Tobacco p.l.c., The Coca-Cola Company, Diageo plc, GlaxoSmithKline, Heineken N.V., Imperial Tobacco Group PLC, Johnson & Johnson, McDonald’s Corp., Mondelēz International, Inc., Nestlé S.A., Novartis AG, PepsiCo, Inc., Pfizer Inc., Roche Holding AG, Unilever NV and PLC and Vodafone Group Plc. Compensation Survey Group TSR weights Mondelēz’s TSR at 65% of Kraft’s market capitalization on January 1, 2011, based on Mondelēz’s initial market capitalization relative to the combined market capitalization of Mondelēz and Kraft on October 2, 2012, reflecting the split of those two companies via a spin-off.

32 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Alternative CEO Pay Disclosure: The chart below illustrates the total direct compensation paid to our CEO with respect to performance in 2011, 2012 and 2013, together with the Company’s rolling three-year TSRs and IC business ratings for such periods. Effective immediately after the 2013 Annual Meeting of Shareholders, Mr. Calantzopoulos succeeded Mr. Camilleri as CEO. The compensation amounts included in the chart for 2013 are the amounts earned by Mr. Calantzopoulos in his capacity as CEO, annualized to show what his 2013 compensation would have been had he been CEO for the entire year, rather than the proration actually applied. The chart is not a substitute for the SEC required disclosure included in the Summary Compensation Table on page 40. The Summary Compensation Table, in accordance with SEC rules, reflects the equity award paid in the year shown but determined with respect to the prior year’s performance (i.e., the amount of the equity award paid in 2013 is based on 2012 performance). In contrast, the following chart reflects the equity awards granted for the performance year and is intended to convey the decisions of the Committee with respect to linking the components of total direct compensation to a given year’s performance.

(1)

The following table sets forth the amount for each component of total direct compensation shown in the chart above. 2013 annualized total direct compensation for Mr. Calantzopoulos has been converted to USD at an average exchange rate for 2013 of $1.00 = 0.9268 CHF.

Year	Base Salary ($)	IC Award ($)	Equity Award ($)	Total Direct Compensation ($)
2011	1,750,000	8,820,000	15,015,789	25,585,789
2012	1,750,000	7,500,000	14,500,816	23,750,816
2013	1,596,151	2,680,578	8,987,823	13,264,552

PMI 2014 Proxy Statement • 33

COMPENSATION DISCUSSION AND ANALYSIS

2013 Individual Performance and Compensation Decisions

André Calantzopoulos, Chief Executive Officer: Mr. Calantzopoulos was promoted from Chief Operating Officer to Chief Executive Officer following the 2013 Annual Meeting of Shareholders; however, the Committee maintained his base salary at its prior level. It also set Mr. Calantzopoulos’s annual incentive award target at 200% of base salary, versus the 300% level previously associated with the CEO position. The Committee set Mr. Calantzopoulos’s equity award target at 600%, the level previously associated with the CEO position. Mr. Calantzopoulos’s actual awards for 2013 were prorated to reflect his two roles during the year.

The Committee assigned Mr. Calantzopoulos an individual performance rating of Optimal for his role as COO and for his role as CEO. This rating corresponds to target ranges of 70% to 120% of base salary for incentive compensation awards and 75% to 110% for equity awards for each of the two roles. Within these ranges, the Committee assigned Mr. Calantzopoulos an individual performance rating of 95% for the incentive compensation award as COO and 99% as CEO. It assigned him an individual performance rating of 91% for the equity award as COO and 99% as CEO. These ratings compared with Mr. Calantzopoulos’s individual performance rating of 125% for both incentive and equity awards last year. These awards were prorated to reflect the change in Mr. Calantzopoulos’s role, resulting in a total annual incentive compensation award of CHF 2.375 million and a total equity award of CHF 6.65 million, or $2,633,258 and $7,373,771, respectively, based on the conversion rate on the date of the awards.

These awards reflect the Committee’s view that the Company’s 2013 performance was mixed. The Company confronted an extremely harsh operating environment. It withstood those pressures well, delivering solid market share, cash flow and EPS performance despite severe volume declines. The Company also made substantial progress on several strategic initiatives, including accelerating the planned rollout of reduced-risk products and completing several business development initiatives, brand portfolio development, and continued improve- ments in organizational structure that will enhance future performance. The Committee believes that under Mr. Calantzopoulos’s expert leadership the Company dealt effectively with all challenges within its control; nevertheless, the Company fell short of several performance targets and the Committee’s decisions reflect that reality and its commitment to linking pay to performance.

Louis C. Camilleri, Chairman: Mr. Camilleri stepped down from his position as Chief Executive Officer immediately following the 2013 Annual Meeting of Shareholders. He remained Chairman of the Board.

Reflecting his new role, Mr. Camilleri’s base salary was reduced from $1.75 million to $1.0 million, and he ceased to be eligible for annual incentive compensation awards. He remained eligible for equity compensation awards with a target of 600% of his new base salary.

The Committee assigned Mr. Camilleri an individual performance rating during his tenure as Chairman and Chief Executive Officer of Optimal, a rating that corresponds to a target range of 70% to 120% of base salary for incentive compensation. The Committee also assigned Mr. Camilleri an individual performance rating of Optimal for his service as Chairman and Chief Executive Officer and for his service as Chairman, a rating that corresponds to a target range of 75% to 110% of base salary for equity awards. Within these ranges, the Committee assigned Mr. Camilleri an individual performance rating of 97% for incentive compensation and 94% for equity awards, compared with his ratings of 130% and 115%, respectively, last year. These awards were prorated to reflect the change in Mr. Camilleri’s role, resulting in a total annual incentive compensation award of $1.5 million and a total equity award of $6.74 million. The Committee further determined not to increase Mr. Camilleri’s 2014 base salary.

Mr. Camilleri’s awards reflect the Committee’s view of his continued strong leadership during his tenure as Chief Executive Officer and during the succession to a new CEO, which the Committee believes was well planned, orderly and flawlessly executed. The awards also reflect the Committee’s view that Mr. Camilleri continued to set the tone of complete transparency and candor between management and the Board that the Committee believes is essential to the proper functioning of the Board of Directors, while also continuing to provide the Company with his critical strategic insight. Finally, the reduction of Mr. Camilleri’s performance ratings from the levels in recent years reflects the Company’s performance in the extremely harsh operating environment in 2013 and the Committee’s commitment to linking pay to performance.

34 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Other Named Executive Officers:

Marc Firestone: Mr. Firestone serves as our Senior Vice President and General Counsel. His incentive compensation and equity awards recognize his exceptional performance and leadership of our Law Department and our Corporate Affairs Department. His incentive compensation award was based on a personal rating of 124% and his equity award on a personal rating of 119%. These awards recognize his invaluable contributions to numerous important initiatives in the regulatory, litigation, intellectual property, business development and compliance fronts, notably a new strategic framework to guide our Corporate Affairs actions, significant progress in our efforts to combat plain packaging and ingredient bans, the seamless execution of contractual arrangements related to our business deals, and significant improvements in the operating efficiency of the functions he leads.

Jacek Olczak: Mr. Olczak serves as our Chief Financial Officer. His incentive compensation award was based on a personal rating of 115% and his equity award was based on a personal rating of 110%. These awards recognize Mr. Olczak’s leadership and critical contributions to our financial performance in a year in which we confronted an extremely harsh operating environment. Of particular note is his role in securing attractive capital markets transactions, the management of our working capital and balance sheet, our focus on productivity and cost savings programs, the implementation of a comprehensive plan to reduce process complexity across PMI, and in assuring timely and transparent communications of our results and strategies to the investment community.

Matteo Pellegrini: Mr. Pellegrini serves as President of our Asia Region, which under his leadership has become our largest Region in terms of volume and profitability. However, in 2013 Asia faced significant headwinds due to the special situation in the Philippines, deceleration of market growth in Indonesia, and market share losses in Japan, which adversely affected the business results of the Region. His incentive compensation award was based on a personal rating of 70% and his equity award was based on a personal rating of 87%. Although these awards recognize his strong leadership under complex circumstances, they do reflect the fact that the Region fell short on several performance metrics. Volume in Asia declined 7.7%, or 0.4% excluding the Philippines. Net revenues, excluding excise taxes, on a constant currency basis increased by 0.3% and adjusted operating companies income on a constant currency basis decreased by 0.7%. His awards also reflect market share gains achieved in a large number of markets, including Indonesia, Malaysia, Korea and Thailand.

Miroslaw Zielinski: Mr. Zielinski serves as President of our EEMA Region. His incentive compensation and equity awards recognize his outstanding leadership of the Region and the excellent results achieved in 2013. His incentive compensation was based on a personal rating of 111% and his equity award was based on a personal rating of 107%. Volume in EEMA declined by 2.4% in 2013, mainly due to total market declines in Russia and Turkey. Despite the volume decrease, net revenues, excluding excise taxes, and adjusted operating companies income on a constant currency basis grew 6.4% and 11.6%, respectively. The Region was a major contributor to PMI’s overall results in 2013. His awards also reflect the successful completion of our business development initiatives in North Africa and Russia and his critical role in innovation and brand portfolio development.

PMI 2014 Proxy Statement • 35

COMPENSATION DISCUSSION AND ANALYSIS

Additional Compensation Policies and Processes

Use of External Market Data

Compensation Survey Group: To ensure that our compensation program remains competitive and aligned with our overall philosophy and objectives, the Committee compares our compensation and benefit practices and levels of pay to a Compensation Survey Group consisting of companies with substantial global sales that compete with us for talent and:

¡	are primarily focused on consumer products (excluding high technology and financial services); or
¡	have similar market capitalization; or
¡	are direct competitors; and
¡	are companies for which comparative executive compensation data are readily available.

Using these characteristics as our guide, the following 17 companies have been selected as our Compensation Survey Group:

¡ Bayer AG	¡ British American Tobacco p.l.c.
¡ The Coca-Cola Company	¡ Diageo plc
¡ GlaxoSmithKline	¡ Heineken N.V.
¡ Imperial Tobacco Group PLC	¡ Johnson & Johnson
¡ McDonald’s Corp.	¡ Mondelēz International, Inc.
¡ Nestlé S.A.	¡ Novartis AG
¡ PepsiCo, Inc.	¡ Pfizer Inc.
¡ Roche Holding AG	¡ Unilever NV and PLC
¡ Vodafone Group Plc

This survey group consists of companies that are multinationals based in the U.S. and in several European countries, reflecting the fact that, while we are headquartered in the U.S., the core of our businesses, employees and competitors is global in nature. We believe that the resulting data we use to benchmark our program appropriately reflect the geographic locations in which we operate and we supplement this data with local market data in each area where we have significant operations to ensure we have an informed view of both local and global pay practices.

The Committee regularly reviews this survey group to ensure its appropriateness. There has been no change to this survey group in 2013.

36 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Factors Mitigating Against Possible Adverse Consequences of Our Compensation Program: Several elements of our compensation program protect against the possibility that compensation incentives might cause employees to take risks that could materially adversely affect the Company. First, we do not have different incentive compensation award programs for particular business units or functions. Our annual incentive compensation and equity awards apply to management employees worldwide and the award pools for each of those programs are based on company-wide performance measures that cannot be unduly influenced by a particular business unit or group. Second, all employees are rated on the same three-point scale within general guidelines set by the Committee whereby approximately 10% to 20% of the eligible population receive a rating of “Improvable,” 55% to 75% receive a rating of “Optimal” and 15% to 25% receive a rating of “Exceptional.” These ratings are spread throughout the organization so that no particular group of employees will all receive the same rating. Third, both the company-wide and the individual performance measures are subject to maximum levels that limit the amount of awards.

Furthermore, the long-term component of our compensation program consists of equity awards that are effectively measured or at risk over a six-year period. At the time of grant, the awards are based on an historical three-year rolling average of total shareholder return compared to the returns of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index, and the awards generally vest only after an additional three years from the date of grant. In addition, our executives are subject to stock ownership requirements and comprehensive anti-hedging and “clawback” policies described in the following two sections.

Stock Ownership Requirements and Hedging: The Committee requires certain levels of PMI stock ownership for our executives, including our named executive officers. These requirements are as follows:

NEOs	Multiple of base salary
Salary band A (grade 28)	15 times
Salary band B (grade 26)	9 times
Salary band C (grade 25)	6 times

Executives are required to meet their ownership levels within five years of joining PMI or within three years after a promotion. The Committee reviews each executive officer’s compliance with the requirements on an annual basis. As of December 31, 2013, all of our named executive officers met or exceeded the applicable requirements. Our executive officers are not permitted to engage in any hedging activities with respect to PMI stock.

Policy Regarding the Adjustment or Recovery of Compensation: Under our Board approved policy and as set forth in each named executive officer’s equity award agreement, if the Board or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of our financial statements, or a significant write-off not in the ordinary course affecting our financial statements, an executive has received more compensation than would have otherwise been paid, the Board or Committee shall take action as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of equity awards, adjusting the future compensation of such executive, and dismissing or taking legal action against the executive, in each case as the Board or Committee determines to be in the best interests of the Company.

Role of the Committee in Executive Compensation: The role of the Committee is to discharge the Board’s responsibilities relating to executive compensation matters. In this regard the Committee is responsible for the development and administration of our executive compensation and benefits program. In furtherance of this purpose, the Committee has the authority and responsibility to:

¡

Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, to evaluate the performance of the Chief Executive Officer in light of these goals and objectives, and determine and approve the compensation of the Chief Executive Officer based on this evaluation;

¡

Set executive compensation and make recommendations to the Board with respect to incentive compensation plans and equity based plans, administer and make awards under such plans and review the cumulative effect of its actions;

¡	Review and approve compensation of all executive officers;

¡	Monitor compliance by executives with the Company’s stock ownership requirements; and

¡	Review and assist with the development of executive succession plans.

PMI 2014 Proxy Statement • 37

COMPENSATION DISCUSSION AND ANALYSIS

The Committee, in fulfilling these duties, is supported by our Senior Vice President, Human Resources and his department, its executive compensation consultant and other outside legal, financial and compensation counsel, where appropriate.

Role of the Chairman and the CEO in Executive Compensation: Our CEO makes recommendations to the Committee with respect to the compensation of executive officers other than the Chairman. The Committee reviews and discusses the compensation of these officers with the CEO, and the Committee makes the final compensation decisions with respect to these executive officers. Neither the Chairman nor the CEO makes recommendations or otherwise has any role in setting any aspect of his own compensation; they do not attend any Committee meetings when any element of their compensation is discussed.

Role of Compensation Consultants: During 2013, the Committee retained the services of Mr. Michael Halloran of Mercer LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). In connection with his mandate, Mr. Halloran advises the Committee with respect to the compensation of the Company’s Chairman and CEO and other executives. In addition to these services, Mr. Halloran provides the Committee with input into the design of our compensation and benefit programs and evolving regulatory and executive compensation market trends.

Mercer was paid $129,597 for Mr. Halloran’s services. Prior to his retention in 2009 by the Committee, Mr. Halloran had never performed any services for PMI or its affiliates and was not recommended to the Committee by management.

PMI and its affiliates have engaged other offices of Mercer to provide services unrelated to executive compensation, primarily benefits consulting and benchmarking of salaries for different position levels around the world.

Mercer’s fees for these services totaled $1,907,825 in 2013. Mercer is retained directly by the relevant PMI business function, region or market when Mercer provides these other services, and these services and fees are not subject to the approval of the Committee. In addition, MMC and its affiliates other than Mercer provided certain non-compensation related services, primarily insurance brokerage, to PMI and its affiliates in 2013 for fees totaling $1,382,654. Neither these additional services nor the fees are subject to the Committee’s approval.

Consistent with the requirements of its Charter, the Committee has reviewed and considered:

¡	The services Mr. Halloran performed for the Committee during 2013;

¡	The other services performed by Mercer and MMC for PMI and its affiliates in 2013;

¡	The fees paid by the Company as a percentage of Mercer’s total revenue;

¡	Mr. Halloran’s ownership of the Company’s stock (he has no such ownership);

¡	The relationships among PMI, the Committee members, Mercer and MMC; and

¡	The quality and objectivity of the services Mr. Halloran provided to the Committee.

The Committee noted that Mr. Halloran does not market or sell to PMI or its affiliates the other services performed by Mercer and MMC, and Mr. Halloran receives no incentive or other compensation based on the fees paid by PMI and its affiliates for these other services. In addition, Mercer’s professional standards prohibit Mr. Halloran from considering any other relationships Mercer or any of its affiliates may have with PMI and its affiliates in rendering his advice and recommendations to the Committee. Based on its review, the Committee has concluded that the advice it receives from Mr. Halloran is objective and not influenced by Mercer’s or MMC’s relationships with PMI or its affiliates.

Compensation and Leadership Development Committee Interlocks and Insider Participation: No member of the Committee at any time during 2013 had any relationship with the Company that would be required to be disclosed as a related person transaction or as a compensation committee interlock.

Policy with Respect to Qualifying Compensation for Deductibility: Our ability to deduct compensation paid to individual officers who are covered by Section 162(m) of the U.S. Internal Revenue Code is generally limited to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual incentive compensation

38 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

awards for 2013 and the equity awards that were awarded for 2013 to our covered named executive officers in February 2014 were subject to, and made in accordance with, performance-based compensation arrangements.

We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual incentive compensation and equity awards. However, notwithstanding this general policy, the Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible, if it believes that they are in the best interests of both the Company and its shareholders. Such determinations include, for example, payment of base salaries to some covered officers that exceed $1.0 million, with the result that a portion of such officers’ base salaries exceed the deductibility limit. In addition, covered officers’ compensation may exceed the deductibility limit because of other elements of compensation, such as dividend equivalents paid on equity awards during the time-based vesting requirements and perquisites.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 24 through 54 of this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Leadership Development Committee:

Stephen M. Wolf, Chair

Harold Brown

J. Dudley Fishburn

Sergio Marchionne

Robert B. Polet

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

PMI 2014 Proxy Statement • 39

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation awarded by PMI to our named executive officers: the Chief Executive Officer, Chief Financial Officer and the four most highly compensated officers serving as executive officers on December 31, 2013. These amounts are based on the compensation earned by these officers while employed by PMI for each year. The compensation for Messrs. Firestone, Olczak and Zielinski for 2011 is not shown because they were not named executive officers in that year.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value (4) ($)	All Other Compensation (5) ($)	Total Compensation ($)
André Calantzopoulos, Chief Executive Officer	2013	1,596,151	-	6,566,441	2,659,872	-	84,148	10,906,612
	2012	1,567,014	-	6,894,017	3,992,790	4,390,062	30,361	16,874,244
	2011	1,620,019	-	5,396,036	5,582,347	2,580,045	30,503	15,208,950
Louis C. Camilleri, Chairman	2013	1,260,959	-	14,500,816	1,500,000	-	293,558	17,555,333
	2012	1,750,000	-	15,015,789	7,500,000	5,578,063	460,239	30,304,091
	2011	1,750,000	-	9,119,509	8,820,000	1,456,642	483,966	21,630,117
Marc Firestone, Senior Vice President and General Counsel	2013 2012	1,079,165 758,366	- 250,000	4,268,275 5,412,373	2,127,898 2,594,494	529,778 254,962	28,013 216,109	8,033,129 9,486,304

Jacek Olczak, Chief Financial Officer	2013	1,033,904	-	3,720,924	1,875,910	-	34,041	6,664,779
	2012	972,358	-	2,555,575	2,184,837	2,714,181	42,997	8,469,948
Matteo Pellegrini, President, Asia Region	2013	1,017,664	-	2,444,952	750,364	-	541,655	4,754,635
	2012	997,858	-	2,802,556	1,626,611	2,639,670	551,879	8,618,574
	2011	1,031,253	-	2,541,513	2,281,846	1,522,063	458,311	7,834,986
Miroslaw Zielinski, President, EEMA Region & PMI Duty Free	2013	1,001,473	-	2,788,041	1,175,944	-	65,732	5,031,190
	2012	983,679	-	2,655,638	1,867,490	2,363,898	46,588	7,917,293

(1)

The 2013 base salaries earned in Swiss francs for Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini and Zielinski are converted to U.S. dollars using an average conversion rate for 2013 of $1.00 = 0.9268 CHF. Year-to-year variations in the salaries and other amounts reported for our Swiss payroll-based officers (Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini and Zielinski) result in part from year-to-year variations in exchange rates.

(2)

The amounts shown in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The number of shares awarded in 2013, together with the grant date values of each award, is disclosed in the Grants of Plan-Based Awards during 2013 table on page 43.

(3)	Annual incentive compensation awards for our Swiss payroll-based officers are converted to U.S. dollars using the exchange rate on December 31, 2013 of $1.00 = 0.8929 CHF.

(4)

The amounts shown reflect the change in the present value of benefits under the pension plans listed in the Pension Benefits table. The amounts for all of our named executive officers with the exception of Mr. Firestone are shown as $0 due to a decrease in present value of pension benefits in 2013. The decrease was significantly driven by the mandated use of higher interest rates to discount projected future benefits. Such decreases would reverse in the event lower interest rates are used in future periods. The aggregated amount of decrease is as follows: Mr. Calantzopoulos, ($128,682); Mr. Camilleri, ($4,789,997); Mr. Olczak, ($397,227); Mr. Pellegrini, ($364,293); and Mr. Zielinski, ($295,948).

(5)	Details of All Other Compensation for each of the named executive officers appear on the following page.

40 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

All Other Compensation

Name and Principal Position	Year	Allocation to Defined Contribution Plans (a) ($)	International Assignments (b) ($)	Personal Use of Company Aircraft (c) ($)	Car Expenses (d) ($)	Tax Preparation Services (e) ($)	Security (f) ($)	Totals ($)
André Calantzopoulos,	2013	-	-	49,012	35,136	-	-	84,148
Chief Executive Officer	2012	-	-	-	30,361	-	-	30,361
	2011	-	-	-	30,503	-	-	30,503
Louis C. Camilleri,	2013	88,779	-	190,948	13,831	-	-	293,558
Chairman	2012	262,500	-	178,137	19,602	-	-	460,239
	2011	262,500	-	189,838	24,329	-	7,299	483,966
Marc Firestone,	2013	-	-	-	11,218	16,795	-	28,013
Senior Vice President and General Counsel	2012	-	175,415	-	16,829	23,865	-	216,109
Jacek Olczak,	2013	-	-	-	28,240	5,801	-	34,041
Chief Financial Officer	2012	-	-	-	27,697	15,300	-	42,997
Matteo Pellegrini,	2013	-	513,721	-	27,934	-	-	541,655
President, Asia Region	2012	-	528,342	-	23,537	-	-	551,879
	2011	-	431,937	-	26,374	-	-	458,311
Miroslaw Zielinski,	2013	-	-	-	29,111	36,621	-	65,732
President, EEMA Region & PMI Duty Free	2012	-	-	-	25,702	20,886	-	46,588

(a)

The amounts shown for all years include contributions to tax-qualified defined contribution plans and contribution credits to the defined contribution component of the unfunded non-qualified plans and are consistent with contributions to all eligible employees.

(b)

The amounts shown include payments or reimbursements made pursuant to PMI’s Long Term Assignment Guidelines, which are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. International assignments and relocations provide a key means for the Company to meet its global employee development and resource needs, and the Long Term Assignment Guidelines ensure that employees have the necessary financial support to help meet cost differences associated with these assignments. The Long Term Assignment Guidelines cover housing, home leave, relocation and education expenses, as well as other program allowances. Currently, there are approximately 980 participants in the program.

(c)

For reasons of security and personal safety, PMI requires Messrs. Calantzopoulos and Camilleri to use Company aircraft for all travel. The amounts shown are the incremental cost of personal use of Company aircraft to PMI and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Messrs. Calantzopoulos and Camilleri have each agreed to reimburse the Company for his personal usage of Company aircraft to the extent that the aggregate incremental cost of such usage exceeds $200,000 per fiscal year; each is responsible for his own taxes on any imputed taxable income resulting from personal use of Company aircraft.

(d)

Amounts shown for Messrs. Calantzopoulos and Camilleri include the incremental cost of personal use of driver services that PMI provided for reasons of security and personal safety. With respect to Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini and Zielinski, amounts include the cost, amortized over a 5-year period, of a vehicle, including insurance, maintenance, repairs and taxes. Executives are responsible for their own taxes on any imputed taxable income resulting from car expenses.

(e)	The tax preparation services are pursuant to PMI policies that apply to all Swiss payroll-based management employees.

(f)	These amounts include the costs associated with Company-provided home security systems.

PMI 2014 Proxy Statement • 41

COMPENSATION DISCUSSION AND ANALYSIS

The following are the specific amounts paid by the Company under the Long Term Assignment Guidelines:

Name and Principal Position	Year	Housing ($)	Home Leave ($)	Relocation ($)	Education ($)	Other Program Allowances (a) ($)	Totals ($)
Marc Firestone,	2013	-	-	-	-	-	-
Senior Vice President and General Counsel	2012	-	-	165,301	-	10,114	175,415

Matteo Pellegrini,	2013	416,728	42,452	-	47,208	7,333	513,721
President, Asia Region	2012	391,748	81,118	-	42,526	12,950	528,342
	2011	332,177	38,953	-	52,040	8,767	431,937

Amounts that were paid or incurred in currency other than U.S. dollars are converted to U.S. dollars using average conversion rates for 2013 of $1.00 = 0.9268 CHF and $1.00 = 7.7567 HKD.

(a)	Other Program Allowances include tax preparation services paid by the Company under the Long Term Assignment Guidelines.

42 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards During 2013

		Estimated Possible Payouts Under Non-Equity Annual Incentive Plan (1)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock Awards ($)
André Calantzopoulos,	2013	0	3,191,372	7,180,587
Chief Executive Officer	2/7/2013				74,260	6,566,441
Louis C. Camilleri,	2013	0	1,826,712	4,110,102
Chairman	2/7/2013				163,990	14,500,816
Marc Firestone,	2013	0	2,015,927	4,535,837
Senior Vice President and General Counsel	2/7/2013				48,270	4,268,275
Jacek Olczak,	2013	0	1,923,182	4,327,160
Chief Financial Officer	2/7/2013				42,080	3,720,924
Matteo Pellegrini,	2013	0	1,263,310	2,842,448
President, Asia Region	2/7/2013				27,650	2,444,952
Miroslaw Zielinski,	2013	0	1,243,143	2,797,072
President, EEMA Region & PMI Duty Free	2/7/2013				31,530	2,788,041

(1)

The estimated possible payouts for Messrs. Calantzopoulos and Camilleri are prorated to reflect the different roles during 2013. The estimated possible payouts for Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini and Zielinski are converted to U.S. dollars using the exchange rate on December 31, 2013 of $1.00 = 0.8929 CHF. The numbers in these columns represent the range of potential cash awards as of the time of the grant. Actual awards paid under these plans for 2013 are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

On February 7, 2013, each of our named executive officers, received equity awards in the form of deferred shares. The number of shares awarded was based on the grant date fair market value, determined by using the average of the high and the low trading prices of PMI stock on that date of $88.425. The closing price of PMI stock on that date was $89.82. These equity awards are scheduled to vest on February 17, 2016. Dividend equivalents are payable on a quarterly basis throughout the vesting restriction period.

On February 6, 2014, the following named executive officers received equity awards, which will vest on February 15, 2017, with a fair market value on the grant date as follows: Mr. Calantzopoulos, 94,870 shares, $7,373,771; Mr. Camilleri, 86,720 shares, $6,740,312; Mr. Firestone, 43,510 shares, $3,381,815; Mr. Olczak, 38,230 shares, $2,971,427; Mr. Pellegrini, 19,980 shares, $1,552,946; and Mr. Zielinski, 24,260 shares, $1,885,609. The amount of these awards was determined based on 2013 performance. Awards for Messrs. Calantzopoulos and Camilleri were prorated to reflect the different roles during 2013.

PMI 2014 Proxy Statement • 43

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards as of December 31, 2013

	Stock Awards
Name and Principal Position	Stock Award Grant Date	Number of Shares or Units of Stock that Have not Vested (1)(2) (#)		Market Value of Shares or Units of Stock that Have not Vested (3) ($)
André Calantzopoulos, Chief Executive Officer	2/7/2013	74,260		6,470,274
	2/9/2012	86,810		7,563,755
	2/10/2011	90,850		7,915,761
	2/4/2009	25,000	(4)	2,178,250
Louis C. Camilleri, Chairman	2/7/2013	163,990		14,288,449
	2/9/2012	189,080		16,474,540
	2/10/2011	153,540		13,377,940
Marc Firestone, Senior Vice President and General Counsel	2/7/2013	48,270		4,205,765
	4/16/2012	61,930	(5)	5,395,961
Jacek Olczak, Chief Financial Officer	2/7/2013	42,080		3,666,430
	2/9/2012	32,180		2,803,843
	2/10/2011	35,630		3,104,442
Matteo Pellegrini, President, Asia Region	2/7/2013	27,650		2,409,145
	2/9/2012	35,290		3,074,818
	2/10/2011	42,790		3,728,293
Miroslaw Zielinski, President, EEMA Region & PMI Duty Free	2/7/2013	31,530		2,747,209
	2/9/2012	33,440		2,913,627
	2/10/2011	38,640		3,366,703

(1)	Except as stated in footnotes (4) and (5) below, these awards vest according to the following schedule:

Grant Date	Vesting Schedule
2/07/2013	100% of award vests on 2/17/2016.
2/09/2012	100% of award vests on 2/18/2015.
2/10/2011	100% of award vests on 2/19/2014.

(2)

Dividends and dividend equivalents paid in 2013 on outstanding restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Calantzopoulos, $981,208; Mr. Camilleri, $1,817,754; Mr. Firestone, $345,175; Mr. Olczak, $382,162; Mr. Pellegrini, $385,024; and Mr. Zielinski, $376,183.

(3)	Based on the closing market price of PMI common stock on December 31, 2013 of $87.13.

(4)	Special grant that subsequently vested on February 13, 2014.

(5)	Hiring grant that will vest on April 16, 2015.

44 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Stock Option Exercises (1) and Stock Vested During 2013

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
André Calantzopoulos, Chief Executive Officer	88,900		8,038,249
Louis C. Camilleri, Chairman	222,440		20,112,802
Marc Firestone, Senior Vice President and General Counsel	-		-
Jacek Olczak, Chief Financial Officer	39,277	(2)	3,529,080
Matteo Pellegrini, President, Asia Region	45,647	(2)	4,105,049
Miroslaw Zielinski, President, EEMA Region & PMI Duty Free	47,827	(2)	4,302,162

(1)	The Company does not issue stock options.

(2)	Includes a special award of 9,357 shares granted in 2008.

On February 13, 2014, vesting restrictions lapsed on a special deferred stock award granted in 2009 of 25,000 shares for Mr. Calantzopoulos.

On February 19, 2014, vesting restrictions lapsed for the following restricted and deferred stock awards granted in 2011: Mr. Calantzopoulos, 90,850 shares; Mr. Camilleri, 153,540 shares; Mr. Olczak, 35,630 shares; Mr. Pellegrini, 42,790 shares; and Mr. Zielinski, 38,640 shares.

PMI 2014 Proxy Statement • 45

COMPENSATION DISCUSSION AND ANALYSIS

Pension Benefits

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of the named executive officers’ service over their full careers with us, our prior parent company and affiliates. The increments related to 2013 are reflected in the Change in Pension Value column of the Summary Compensation Table above or, in the case of defined contribution plans, in the All Other Compensation footnote. Our plans providing pension benefits are described below the Pension Benefits table, and our defined contribution plans are described below in the Non-Qualified Deferred Compensation table.

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2)(3) ($)	Payments During Last Fiscal Year ($)
André Calantzopoulos, Chief Executive Officer	Pension Fund of Philip Morris in Switzerland	32.00	12,134,671	-
	IC Pension Plan of Philip Morris in Switzerland	8.92	2,059,442	-
	Supplemental Plan of Philip Morris in Switzerland	8.00	5,529,310	-
Louis C. Camilleri, Chairman	Retirement Plan for Salaried Employees	18.50	1,046,747	-
	Benefit Equalization Plan (BEP)	9.50	4,064,642	-
	Supplemental Management Employees’ Retirement Plan (SERP)	26.33	7,520,350	-
	Supplemental Equalization Plan (SEP)	35.00	39,256,372	-
Marc Firestone, Senior Vice President and General Counsel	Pension Fund of Philip Morris in Switzerland	1.75	490,671	-
	IC Pension Plan of Philip Morris in Switzerland	0.92	34,649	-
	Supplemental Plan of Philip Morris in Switzerland	1.75	259,419	-
Jacek Olczak, Chief Financial Officer	Pension Fund of Philip Morris in Switzerland	24.00	5,795,954	-
	IC Pension Plan of Philip Morris in Switzerland	7.92	381,354	-
	Supplemental Plan of Philip Morris in Switzerland	5.00	1,311,829	-
Matteo Pellegrini, President, Asia Region	Pension Fund of Philip Morris in Switzerland	27.00	6,656,450	-
	IC Pension Plan of Philip Morris in Switzerland	8.92	1,929,972	-
	Supplemental Plan of Philip Morris in Switzerland	8.00	1,603,199	-
Miroslaw Zielinski, President, EEMA Region & PMI Duty Free	Pension Fund of Philip Morris in Switzerland	28.00	7,026,869	-
	IC Pension Plan of Philip Morris in Switzerland	8.92	829,621	-
	Supplemental Plan of Philip Morris in Switzerland	8.00	1,477,704	-

(1)

As of December 31, 2013, each named executive officer’s total years of service with PMI or its affiliates were as follows: Mr. Calantzopoulos, 28.92 years; Mr. Camilleri, 35.33 years; Mr. Firestone, 1.71 years; Mr. Olczak, 20.79 years; Mr. Pellegrini, 22.46 years; and Mr. Zielinski, 22.33 years; the years shown in this column are the years credited under the named plan for purposes of benefit accrual. Additional years may count for purposes of vesting or early retirement eligibility. Differences between each named executive officer’s total service and the credited service shown for each plan result from prior transfers between entities sponsoring various plans, including, in the case of Mr. Camilleri, from individual agreements entered into under the Supplemental Management Employees’ Retirement Plan, or SERP, to reflect his prior service with PMI in Switzerland and with affiliated companies, as further described below. All years of service are taken into account under the Supplemental Equalization Plan, or SEP, formula, but the benefits provided under that plan are reduced by benefits provided under other plans or arrangements to avoid duplication. The Pension Fund of Philip Morris in Switzerland allows employees to purchase additional service credit with contributions from their own funds, and Messrs. Calantzopoulos, Olczak, Pellegrini and Zielinski have purchased 3.08, 15.67, 4.50 and 13.83 years, respectively.

(2)

The amounts shown in this column for Mr. Camilleri are based on a single life annuity (or, for the SEP, a lump sum payment) using the same assumptions applied for year-end 2013 financial disclosure under FASB ASC Topic 715, except that (i) the SEP lump sum is the amount required to purchase an annuity providing the after-tax equivalent of the pension component of that plan assuming an annuity interest rate of 3.75%, and (ii) in accordance with SEC requirements, benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement.

See Note 13 to our Consolidated Financial Statements for a description of our FASB ASC Topic 715 assumptions. Like all present value amounts, the amounts shown in this column change as the interest rate used to discount projected future benefits is adjusted, with lower interest rates producing higher present values and higher interest rates producing lower present values.

Our liability to Mr. Camilleri for pension benefits under the BEP, SERP and SEP will be less than the amounts shown in this column as a result of payments made in prior years to a trust that he had established. As of December 31, 2013, these trust amounts would offset our liability for BEP and SERP pension benefits by $5,270,992 and would reduce our liability for SEP pension benefits by $8,902,841. These trust amounts will fluctuate over time with investment performance and as amounts are distributed to cover taxes on trust earnings. For further discussion, see “Payments to Trusts” on page 49.

46 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The amounts shown in this column for Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini and Zielinski are based on a 60% joint and survivor annuity commencing at age 62 (the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement) and the following actuarial assumptions: discount rate 2.30%, mortality table LPP 2010 with a 2013 adjustment of 1.20% for expected improvements in mortality and interest rate on account balances of 4.0%. Present value amounts in Swiss francs are converted to U.S. dollars using the exchange rate on December 31, 2013 of $1.00 = 0.8929 CHF.

(3)

In addition to the benefits reflected in this column, we generally provide a survivor income benefit allowance, or SIB allowance, to the surviving spouse and children of U.S. payroll-based employees who die while covered by our Retirement Plan for Salaried Employees. Following the death of a retiree who has a spouse and whose retirement benefits are being paid as a single life annuity, the surviving spouse becomes entitled to a SIB allowance four years after the retiree’s death, in an amount equal to the amount the spouse would have received if the participant had elected to receive monthly payments under the Retirement Plan (and the BEP and SERP, if applicable) in the form of a 50% joint and survivor annuity. The surviving spouse of a participant who dies prior to retirement and prior to age 61 becomes entitled to receive 25% of the base salary of the deceased employee commencing four years after the participant’s death, provided the spouse has not remarried, and continuing until the deceased employee would have reached age 65. At that time, the surviving spouse receives the same survivor benefit he or she would have received if the deceased employee continued to work until age 65 earning the same base salary as in effect at the time of death. These benefits are reduced by any death benefits payable from the Retirement Plan, the BEP and the SEP. If there is no surviving spouse, SIB allowances for each child equal 10% of the base salary of the deceased employee (to a maximum of 30% of base salary), become payable monthly beginning four years after the employee’s death, and continue until the child reaches age 25 if a full-time student (age 19 if not).

PMI 2014 Proxy Statement • 47

COMPENSATION DISCUSSION AND ANALYSIS

Retirement Plans for U.S. Payroll-Based Employees

Pensions for our U.S. payroll-based employees are payable from a funded tax-qualified retirement plan, the Retirement Plan for Salaried Employees, or Retirement Plan, and non-qualified supplemental plans: the Benefit Equalization Plan, or BEP, the Supplemental Management Employees’ Retirement Plan, or SERP, and the Supplemental Equalization Plan, or SEP. These plans recognize the employees’ prior service with companies with which we were previously affiliated.

The Retirement Plan and the SEP provide that the portion of Mr. Camilleri’s annual incentive compensation award that is treated as compensation under the plans is limited to $2,887,500, effective January 1, 2008. Nevertheless, in no event will the present value of his aggregate pension, based on certain actuarial assumptions, be less than $36.5 million.

The BEP and the SEP provide both supplemental pension benefits and supplemental deferred profit-sharing benefits. The provisions of these plans for U.S. payroll-based employees relating to pension benefits are described in more detail below, and the provisions of these plans relating to deferred profit-sharing benefits are described following the Non-Qualified Deferred Compensation table.

Retirement Plan for Salaried Employees

The tax-qualified Retirement Plan for Salaried Employees, or the Retirement Plan, is a non-contributory plan maintained for the benefit of our U.S. payroll-based salaried employees hired before January 1, 2009. Subject to tax law limits, the pension formula generally applicable under the Retirement Plan provides for lifetime benefits following termination of employment equal to (a) 1.75% of the employee’s average compensation (the sum of annual salary and annual incentive compensation award in the 60 consecutive months during the employee’s last 120 months of service that, when divided by five, produces the highest average, except that Mr. Camilleri’s annual incentive compensation award is limited as described above), minus (b) 0.30% of such compensation up to the applicable Social Security covered compensation amount, times (c) years of credited service (up to a maximum of 35). Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. The resulting benefit is expressed as a single life annuity payable commencing at normal retirement age. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the employee’s death or for commencement of payments before attaining normal retirement age.

Employees who terminate employment before age 55 with vested benefits may commence receiving payment of their accrued pensions after attaining age 55, with reductions for early commencement of 6% for each year by which commencement precedes age 65. For an employee who terminates employment after age 55, the reduction for early commencement is generally 6% for each year by which commencement precedes age 60. If an employee has 30 years of service and is age 55 or older, or is 60 or older with 5 years of service, however, the annuity immediately payable on early retirement is 100% of that payable at normal retirement age.

Benefit Equalization Plan (BEP)

The tax law applicable to the funded tax-qualified Retirement Plan limits the annual compensation that can be taken into account in determining the five-year average compensation under the plan. As a result of this and certain other tax limits, only a portion of the benefits calculated under the Retirement Plan formula can be paid to affected employees from the Retirement Plan. To compensate for the loss of these benefits under the funded tax-qualified plan, eligible employees accrue supplemental benefits under non-qualified plans. Generally, the supplemental pension benefits accrued under the BEP equal the difference between (a) the pension benefits determined under the Retirement Plan provisions described above, disregarding the tax law limits, and (b) the benefits that can be provided from the Retirement Plan after taking the tax law limits into account. As a result of changes in our programs, Mr. Camilleri ceased to earn credited service under the plan as of December 31, 2004, and no named executive officers currently accrue benefits under the BEP.

Supplemental Management Employees’ Retirement Plan (SERP)

The Supplemental Management Employees’ Retirement Plan, or SERP, provides a framework for certain other retirement benefits that cannot be paid under the Retirement Plan because of tax limitations and that are not covered by the BEP or SEP. The benefits provided under the SERP to any individual employee are determined in accordance with the provisions of an agreement between the individual and the Company.

48 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Camilleri was designated as a participant in the predecessor to our SERP in 1996 to recognize his prior service with affiliates. Pursuant to this designation he was provided with a SERP benefit equal to the additional pension benefit he would be entitled to receive under the Retirement Plan and the BEP by calculating his benefits under those plans taking into account all of his service with affiliated companies (a total of 16 years and 10 months), which is offset by an employer-provided pension benefit for 5 of those months. His 1996 SERP agreement also limited the service that can be taken into account in calculating his benefits under a SERP so that such service, when combined with his other years of service with the Company and its affiliates, cannot exceed 35 years, and ensures that on termination of employment at or after age 55 he will be able to elect between actuarially equivalent benefit forms providing survivor benefits to his former spouse under either 50% or 100% joint and survivor options. These SERP benefit liabilities with respect to pre-2005 service are now payable under our SERP. To simplify the administration of our retirement programs, provisions for any additional benefits under Mr. Camilleri’s SERP designation resulting from post-2004 service or compensation changes have been incorporated into the SEP.

Payments to Trusts

From 1996 through 2007, our then parent company paid amounts to individual trusts established by a number of employees (including Mr. Camilleri) or to some employees themselves, with respect to the benefits earned under the predecessors to our BEP and SERP for service before 2005. The accumulated values of these payments offset pre-2005 vested benefits under the supplemental plans otherwise payable at or after the employee’s retirement.

From 2005 through 2007, accruals under the predecessors to our BEP and SERP ceased for a number of employees, including Mr. Camilleri. The accruals were replaced by annual target payments, which were current payments to individual trusts established by the employees, or to the employees themselves, calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits the employees would have earned had they remained covered by these plans.

These payments did not increase the amount that an individual would have received absent the limits on benefits under the Retirement Plan.

Supplemental Equalization Plan (SEP)

As of January 1, 2008, our eligible employees who received Target Payments between 2005 and 2007 (including Mr. Camilleri) became eligible to participate in the Supplemental Equalization Plan, or SEP, an unfunded non-qualified plan. The SEP pension benefit is equal to (a) the benefit applying the Retirement Plan formula without regard to the applicable tax-qualified plan limits, determined based on all of an employee’s creditable service and pensionable compensation and taking into account the terms of any prior SERP designations, reduced by (b) the employee’s BEP and SERP supplemental pensions based on service through December 31, 2004, the accumulated value of the employee’s Target Payments converted to a before-tax amount, and the employee’s Retirement Plan benefit. All of the new benefits provided through the SEP are paid in a lump sum following retirement.

Retirement Plans for Swiss Payroll-Based Employees

Pensions for our Swiss payroll-based employees are payable from a funded defined benefit pension plan and incentive compensation (IC) pension plan qualifying for favorable treatment under Swiss law. To the extent that Swiss tax or other limitations do not allow paying the full pension under the qualified plans, the balance is expected to be payable under a supplemental pension plan.

Pension Fund of Philip Morris in Switzerland

With limited exceptions, all Swiss payroll-based employees over 25 years of age become immediately covered by the Pension Fund of Philip Morris in Switzerland, a broad-based contributory funded plan providing defined retirement, disability and death benefits up to limits prescribed under Swiss law. Retirement benefits are expressed as an annuity at normal retirement age equal to 1.8% of the participant’s five-year average pensionable salary (base salary minus 2/3 of the maximum social security benefits of CHF 28,080 in 2013) multiplied by years of credited service (to a maximum of 40 to 41 years, depending on the employee’s date of birth). Employees contribute 6% of their pensionable salary to the Fund. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum. For determining lump sum values, a discount rate of 4% and the LPP 2010 mortality table is used. The LPP mortality table is a commonly used mortality table in Switzerland. For an employee who completes 30 years of service and retires at age 62, this translates into payments equivalent to a pension of 54% of five years’ annual average pensionable salary. For an

PMI 2014 Proxy Statement • 49

COMPENSATION DISCUSSION AND ANALYSIS

employee with 40 years of credited service at age 65, this “replacement ratio” is approximately 72% of average salary. Participants may retire and commence benefits as early as age 58; however, for each year that retirement precedes age 62, the 1.8% multiplier used to calculate the amount of the retirement pension is reduced by 0.06% (at age 58 the multiplier is 1.56%). Swiss law permits participants in a pension plan to make additional voluntary contributions to the pension plan to compensate for missing years of credited service, provided that no service can be credited prior to the plan’s minimum age (age 25, in this case). Participants may also make additional voluntary contributions to the pension plan to increase the early retirement multiplier in the case of early retirement up to the maximum multiplier of 1.8% applied to years of service or to purchase future years of service not to exceed service until age 65.

Neither of these employee contributions are matched by the Company, and the latter is credited with interest at 70% of the rate earned by the plan. Upon retirement, the account balance may be converted using the plan’s retirement lump sum factors as described above to determine the additional benefits that it will provide. Such contributions are fully tax deductible in Switzerland by the employee at the time of contribution.

If an employee terminates employment with us before age 58, the lump sum value of the pension calculated using the termination lump sum factors is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case neither the employee nor the employer can contribute any further funds. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum or a mix of both.

IC Pension Plan of Philip Morris in Switzerland

Swiss payroll-based employees in salary bands that are eligible to participate in the annual incentive compensation award program described above are also eligible to participate in the IC Pension Plan of Philip Morris in Switzerland, a funded plan which, for the named executive officers, provides for participant contributions of up to 1.5% of pensionable salary (as defined above), subject to maximum Swiss pension law limits, and an equal matching contribution from the employer. As with the pension plan, participants may make additional voluntary contributions subject to certain terms and conditions.

Benefits ultimately received depend on interest rates set by the Pension Board of the plan (which consists of members appointed by the employer and an equal number selected by participants in the plan) and are payable in a lump sum or as an annuity. The plan guarantees that there is no loss of principal on either the employee contributions or the company match. In 2013, the assets of the funds had a positive performance of 13.0%, and 9.1% was credited on plan balances.

If an employee terminates employment with the Company before age 58, the employee’s account value is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case neither the employee nor the employer can contribute any further funds to the plan although interest does accrue on the account balance. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum payment or a mix of both.

Supplemental Plan of Philip Morris in Switzerland

For some Swiss payroll-based employees, including Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini and Zielinski, the laws and regulations applicable to the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland limit the benefits that can be provided under those plans. For these employees, we maintain a Supplemental Plan under which an amount is calculated and deposited annually in a Swiss foundation to make up for the difference between the full pension an employee would have received had these plans not been subject to such limitations (assuming the employee becomes entitled to benefits from the Supplemental Plan). However, the annual deposits do not serve to increase the amount that an individual would have received absent such limits. In determining the amount of the annual deposit, the actuarial assumptions used are the same as those described above for the Pension Fund of Philip Morris in Switzerland.

In the event of a Supplemental Plan participant’s termination of employment from the Company, if the Foundation Board determines in its sole discretion that he or she is entitled to a benefit, the Supplemental Plan benefit is paid in a lump sum at the time that benefits first become payable to the participant under the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland. As the Supplemental Plan is not a tax-qualified plan, the benefits from this plan, when paid, are adjusted for the loss of favorable tax-qualified plan treatment.

50 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 (1) ($)	Aggregate Earnings in 2013 (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2013 (3) ($)
Louis C. Camilleri, Chairman	Benefit Equalization Plan, Deferred Profit-Sharing (BEP)	0	0	23,625	0	1,831,376
	Supplemental Equalization Plan, Deferred Profit-Sharing (SEP)	0	70,929	25,203	0	2,060,333

(1)

The amounts shown as “Registrant Contributions in 2013” are contribution allocations under the SEP in 2014 for service during 2013, and in accordance with applicable disclosure rules are also included in the “All Other Compensation” footnote to the Summary Compensation Table.

(2)

The amounts in this column consist of amounts credited as earnings for 2013 on account balances attributable to pre-2005 participation under the defined contribution portion of the BEP and earnings credited for 2013 under the SEP with respect to the deemed defined contribution credits and accumulated earnings for 2005 and subsequent years. These amounts do not constitute above-market earnings and, accordingly, are not included in amounts reported in the Summary Compensation Table above.

(3)	As a result of payments made to Mr. Camilleri’s trust accounts, as described above and as reported in prior years, our liability to Mr. Camilleri is less than the amount shown in this column.

Deferred Profit-Sharing, Benefit Equalization and Supplemental Equalization Plans

For U.S. payroll-based employees, we provide non-qualified defined contribution benefits supplementing the benefits provided under our tax-qualified Deferred Profit-Sharing Plan for Salaried Employees, or DPS. Under the DPS, contributions are made on behalf of each participant for each year. The contribution is determined by a formula based on the IC business rating set by the Compensation and Leadership Development Committee, with contributions ranging from 7% of salary to 15% of salary depending on Company performance, subject to the tax law limit described below. The formula resulted in a 7% of pay contribution for 2013.

As is the case for the Retirement Plan, the applicable U.S. tax law limits the amount of compensation ($255,000 for 2013) that can be taken into account under the tax-qualified DPS for any year and imposes other limits on the amounts that can be allocated to individuals under the DPS. A DPS participant whose salary was more than the compensation limit or who was otherwise affected by tax law limits is entitled to a supplemental profit-sharing benefit in an amount generally equal to the additional benefits the participant would have received under the DPS but for the application of the tax law limits. Prior to 2005, those supplemental benefits for our U.S. payroll-based named executive officers were earned under the predecessor to our Benefit Equalization Plan, or BEP, and were recorded in bookkeeping accounts. Any notional balances these U.S. payroll-based employees, including Mr. Camilleri, earned under the predecessor plan have been transferred to our BEP. To simplify plan administration, the notional amounts related to subsequent service are credited under the Supplemental Equalization Plan, or SEP.

Under the SEP, for each year, an amount is credited to the account maintained for the participant equal to the difference between (a) the amount that otherwise would have been contributed to the DPS on the participant’s behalf for the year absent the tax law limits and (b) the amount that was actually contributed to the DPS. A further notional credit is made annually to reflect what the contribution amount credited to the participant’s account under the BEP or SEP would have earned if that account were invested in a specified investment fund maintained under the DPS. The DPS fund used as an earnings measure under this portion of the BEP and SEP is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2013, produced earnings at a rate of approximately 1.3%. Participants typically receive their supplemental profit-sharing benefits upon termination of employment in a lump sum or, if elected in advance, as a deferred lump sum payment or in installments over a number of years not to exceed their life expectancy.

Just as our then parent company made payments to individual trusts established by employees or directly to the employees themselves to offset pre-2005 BEP and SERP pension benefits as described above, it also made these payments to offset the pre-2005 supplemental profit-sharing notional account balances under its BEP.

PMI 2014 Proxy Statement • 51

COMPENSATION DISCUSSION AND ANALYSIS

For service in 2005 through 2007, allocations (other than allocations of earnings on amounts previously credited) under this portion of the predecessor BEP ceased for most employees who were eligible for these payments. Instead, these employees, including Mr. Camilleri, received Target Payments in lieu of allocations under the BEP for 2005 through 2007. With the discontinuance of Target Payments in 2008, supplemental defined contribution allocations for years after 2004 are credited under the Supplemental Equalization Plan, or SEP. The SEP provides benefits based on the accumulated value of SEP profit-sharing allocations that would have been made or are made for years after 2004 solely to the extent they exceed the accumulated value of prior Target Payments allocated to these benefits.

52 • PMI 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Employment Contracts, Termination of Employment and Change in Control Arrangements

As a general matter, PMI has not utilized special employment contracts for its named executive officers, and our Chairman does not have an employment contract. However, as required by local law, our Swiss payroll-based executive officers are covered by contracts; these contracts do not include change in control provisions.

PMI’s 2012 Performance Incentive Plan includes a double-trigger feature. Under the plan, the changes to vest or pay applicable awards occur immediately upon a change in control only if the entity acquiring PMI does not agree to assume or replace the awards. In addition, if the acquiring entity agrees to assume or replace the awards, but an employee’s employment is terminated involuntarily and other than for cause or the employee terminates employment for good reason within two years after the change in control, the applicable awards will become vested or be payable upon the employee’s termination of employment as follows:

¡	the restrictions on outstanding equity awards would lapse;

¡	unless otherwise determined by the Compensation and Leadership Development Committee, awards described above would be cashed out at the change in control price;

¡	fully earned but unpaid annual incentive compensation awards would become payable; and

¡	annual incentive compensation awards for performance cycles not yet completed as of the change in control date would become payable on a pro-rata basis.

Under PMI’s 2012 Performance Incentive Plan, a change in control occurs: (i) upon an acquisition of 20% or more of either PMI’s common stock or the voting power of PMI’s voting securities, excluding certain acquisitions involving PMI or its affiliates or where PMI’s beneficial owners continue to meet certain ownership thresholds; (ii) when members of the PMI Board as of the effective date of PMI’s 2012 Performance Incentive Plan, or thereafter nominated or elected by such members, cease to constitute a majority of the PMI Board; (iii) upon certain reorganizations, mergers, share exchanges and consolidations involving PMI; or (iv) upon the liquidation or dissolution, or sale of substantially all of the assets of PMI, with limited exceptions.

The amounts in the accompanying table are estimates of the amounts that would have become payable on a change in control of PMI, calculated as if a change in control occurred on December 31, 2013, applying certain assumptions. For outstanding awards granted under PMI’s 2008 Performance Incentive Plan prior to the February 11, 2010 amendment, the terms of the plan prior to the amendment are applied. For awards granted on or after the February 11, 2010 amendment or under PMI’s 2012 Performance Incentive Plan, we have assumed that the awards become vested and payable as of December 31, 2013 either because the acquirer does not assume or replace the awards or because the employee’s employment is involuntarily terminated.

Name	Unvested Restricted or Deferred Stock (1) ($)	Completed 2013 Annual Incentive Compensa- tion Award Cycle (2) ($)	Total ($)
André Calantzopoulos	24,128,040	3,191,372	27,319,412
Louis C. Camilleri	44,140,929	1,826,712	45,967,641
Marc Firestone	9,601,726	2,015,927	11,617,653
Jacek Olczak	9,574,715	1,923,182	11,497,897
Matteo Pellegrini	9,212,256	1,263,310	10,475,566
Miroslaw Zielinski	9,027,539	1,243,143	10,270,682

(1)	Assumes the change in control price is equal to the closing market price of PMI on December 31, 2013 of $87.13.

(2)

Assumes target award payable under our annual incentive compensation award program for a full year. Amounts for our Swiss payroll-based named executive officers are converted to U.S. dollars using the exchange rate on December 31, 2013 of $1.00 = 0.8929 CHF.

Benefits payable under PMI’s qualified pension and profit-sharing plans and supplemental plans are discussed above. None of those plans provide PMI’s executive officers with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. Mr. Camilleri is already fully vested under these plans. Similarly, no special provisions apply to named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment, whether or not in connection with a change in control.

PMI 2014 Proxy Statement • 53

COMPENSATION DISCUSSION AND ANALYSIS

Involuntary Separation Without Cause

In the event of involuntary separation without cause, our salaried employees, including all of our named executive officers, are eligible to receive severance. A severance payment is typically determined as a multiple of monthly base salary. The amount of severance paid varies based on a number of factors including the circumstances of the termination and the number of years of service provided to us by the executive. Mr. Camilleri, who is a U.S. payroll-based named executive officer, would be entitled under formal severance policies to severance equal to 12 months of base salary, and amounts in excess of that, if any, such as cash in lieu of restricted or deferred stock or pro-rated annual incentive compensation award payments, would be paid pursuant to a non-compete/non-solicitation agreement or general release of claims.

Periods for which employees are entitled to regular severance payments and, in some circumstances additional severance periods agreed to in connection with non-compete/non-solicitation or general release agreements, may be counted toward vesting and eligibility for early retirement under our pension plans and for purposes of our post-retirement medical plans.

For our employees who are not U.S. payroll-based, we have no formal severance policy but would usually provide severance based on factors similar to those discussed above for U.S. payroll-based employees, taking into account local law and custom. The laws of local jurisdictions may require us to provide severance pay and/or benefits in specified amounts upon an involuntary separation.

54 • PMI 2014 Proxy Statement

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2013

To Our Shareholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors. The Audit Committee has the sole authority for appointing, compensating and overseeing the work of the independent auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors, including in executive sessions without the presence of management, the independent auditors’ evaluation of the accounting principles, practices and judgments applied by management, the adequacy of the Company’s financial reporting processes, controls and procedures, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the Independence Standards Board.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2013 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting and overall control environment. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee:

J. Dudley Fishburn, Chair

Mathis Cabiallavetta

Jennifer Li

Sergio Marchionne

Lucio A. Noto

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

PMI 2014 Proxy Statement • 55

AUDIT COMMITTEE MATTERS

Independent Auditors’ Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent auditors, PricewaterhouseCoopers SA, consisted of the following (in millions):

	2013	2012
Audit Fees (1)	$23.49	$22.57
Audit-Related Fees (2)	0.92	0.75
Tax Fees (3)	6.99	6.79
All Other Fees (4)	1.72	0.98
TOTAL	$33.12	$31.09

(1)

Fees and expenses associated with professional services in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the Securities and Exchange Commission.

(2)

Fees and expenses for professional services for audit-related services, which include due diligence related to acquisitions and divestitures, employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)

Fees and expenses for professional services in connection with U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters, transfer pricing documentation for compliance purposes and advice relating to customs and duties compliance matters.

(4)	Fees and expenses for professional services relating to market analysis and other professional services.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

56 • PMI 2014 Proxy Statement

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers SA (“PwC”) as the Company’s independent auditors for the fiscal year ending December 31, 2014, and has directed that management submit the selection of independent auditors to shareholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers SA are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In determining to reappoint PwC, the Audit Committee considered a number of factors, including the following:

¡	PwC has served as the Company’s independent auditors during the six fiscal years completed following our becoming an independent company;

¡	The results of the Audit Committee’s evaluation of PwC’s qualifications, performance, independence and quality control procedures;

¡

The Audit Committee’s belief that PwC’s deep knowledge of the Company and the Company’s information technology and systems platforms better equips it to focus the audit work where it is most needed, enhances the quality of risk-based reviews, and enables it to design and implement a superior audit plan and to effectively test for control weaknesses;

¡	The Audit Committee’s belief that PwC has the capability and expertise and professionals in the many countries that are necessary to conduct a quality audit of our worldwide business;

¡	The Audit Committee reviews and evaluates the lead partner and senior auditors on the account and selects the incoming lead partner when the outgoing lead partner rotates off the account;

¡	External data relating to audit quality and performance, including the Public Company Accounting Oversight Board’s reports on PwC and its peer firms; and

¡	The appropriateness of PwC’s fees.

Shareholder ratification of the selection of PwC as the Company’s independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote FOR the ratification of the selection of

PricewaterhouseCoopers SA as the Company’s independent auditors.

PMI 2014 Proxy Statement • 57

ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

The previous Compensation Discussion and Analysis section discusses in detail how our compensation programs support our business and financial objectives, how they work and are administered under the direction of our independent Compensation and Leadership Development Committee, and how the Committee’s decisions concerning the 2013 compensation of our executive officers were directly tied to our performance and were taken after consideration of last year’s say-on-pay vote.

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This annual say-on-pay vote gives our shareholders the opportunity to express their views on our named executive officers’ compensation at each Annual Meeting of Shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

This say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation and Leadership Development Committee or the Board of Directors. The Board and the Committee value the opinions of our shareholders and will review the voting results when making future decisions regarding executive compensation.

The Board recommends a vote FOR the resolution approving the compensation of our named executive officers.

58 • PMI 2014 Proxy Statement

SHAREHOLDER PROPOSALS

PROPOSAL 1 — LOBBYING

Brandon J. Rees, Acting Director, Office of Investment of the American Federation of Labor and Congress of Industrial Organizations, on behalf of the AFL-CIO Reserve Fund, claiming beneficial ownership of at least $2,000 worth of shares, submitted the proposal set forth below. The address and shareholdings of the proponent will be furnished upon request made to the Corporate Secretary. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company, and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value;

Resolved, the shareholders of Philip Morris International, Inc. (“PMI”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by PMI used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	PMI’s membership in, and payments to, any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which PMI is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on PMI’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. PMI spent $9.8 million on lobbying in 2012, according to US Senate records. PMI’s Director of US Affairs also chairs the American Legislative Affairs Council’s (ALEC) Private Enterprise Advisory Council Task Force on International Relations. PMI does not disclose its payments for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to PMI’s long-term interests. At least 50 companies, including Entergy and Express Scripts, have publicly left ALEC because their business objectives and values did not align with ALEC’s activities.

PMI 2014 Proxy Statement • 59

SHAREHOLDER PROPOSALS

The Board recommends a vote AGAINST this proposal.

PMI engages in limited lobbying activities in the United States that are intended to promote the shared interests of our business, our shareholders and our employees, subject to a thorough review and oversight process and in compliance with applicable law. PMI does not engage in any “grassroots lobbying communications” as defined by the proposal. We do not make political contributions or maintain a political action committee in the United States and do not permit the organizations we support to expend funds to support or oppose candidates for U.S. elective office or to use payments from PMI as campaign contributions to any U.S. federal, state or local campaign committee.

Our policy is to comply with all applicable U.S. and international laws and regulations governing government advocacy activities and disclosure. We have effective compliance procedures for, and oversight of, our corporate lobbying activity. Advance approval is required before PMI becomes a member of, or renews a membership in, any organization that has a connection with governmental officials or political activity in the United States. Our Law and Compliance Department monitors, and our Corporate Audit Department audits, compliance with our policies, and our General Counsel and the heads of our Compliance and Corporate Audit Departments regularly report to the Audit Committee of PMI’s Board of Directors on compliance matters.

PMI’s lobbying activity in the United States is strictly regulated by federal law and by the law of the single state in which we are registered to lobby. These laws require public disclosure of the issues on which we lobby and our related expenses in compliance with applicable law.

On our Web site, www.pmi.com, we disclose our views on numerous legislative and regulatory issues. Our Web site also discloses our lobbying policies and provides a link to our federal and state filings that disclose the issues on which we lobby and our related direct and indirect expenses.

As discussed above, much of the information requested by the proponent is already publicly available. Preparing and maintaining the additional information requested by this proposal would impose unnecessary burdens and expend Company resources while providing little, if any, additional benefit to shareholders. We believe that our current disclosures, along with our internal compliance and oversight processes, are appropriate and in line with the best interests of our Company and our shareholders.

Therefore, the Board urges shareholders to vote AGAINST this proposal.

PROPOSAL 2 — ANIMAL TESTING

Sara Britt, Coordinator of Corporate Affairs, on behalf of the People for the Ethical Treatment of Animals (PETA), claiming beneficial ownership of at least $2,000 worth of shares, submitted the proposal set forth below. The address and shareholdings of the proponent will be furnished upon request made to the Corporate Secretary. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

RESOLVED, to reduce animal suffering the Board should adopt and publish a policy restricting animal use to tests explicitly required by law.

Supporting Statement

Our Company has recently published studies reporting the use of animals in harmful experiments despite no legal requirement that they be conducted and the existence of superior nonanimal testing methods.

In one experiment by our Company, nearly 700 animals intentionally bred to have an increased cancer risk were each confined in a chamber that exposed their entire bodies to tobacco smoke for six hours a day, five days a week, for five months. According to the authors, this exposure “would translate to approximately five packs of cigarettes per day for a human smoker.”1 At the end of the study, the live animals were cut open, bled to death, and dissected. Our Company recently repeated these procedures with an additional 600 animals, extending the period during which they were forced to breathe cigarette smoke daily to as long as 18 months.2 Our Company has also authored a number of other studies in which animals were forced to inhale cigarette smoke for long periods and then killed.3,4,5

None of these deadly experiments were required by law.

[1]	Stinn W, et al. (2010). Toxicology 275: 10-20.
[2]	Stinn W, et al. (2013). Toxicol Sci 131(2): 596-611.
[3]	Boué S, et al. (2012). Artherosclerosis 225: 328-334.
[4]	Boué S, et al. (2013). Toxicology 314: 112-124.
[5]	Lietz M, et al. (2013). Artherosclerosis 229: 86-93.

60 • PMI 2014 Proxy Statement

SHAREHOLDER PROPOSALS

Imperial Tobacco, one of our Company’s leading competitors, states, “Imperial Tobacco does not commission or conduct research involving animals, and would not undertake such research unless formally required to do so by governments or by recognised regulatory authorities.”6 Similarly, Altadis, one of the world’s largest tobacco companies, has stated, “We do not test anything on animals.”7

Our Company can use exclusively nonanimal methods, combined with chemical analyses and research with smokers, to assess health effects of existing and new tobacco products. British American Tobacco has stated, “The use of in vitro [nonanimal] assays can overcome many of the problems inherent in the use of animal models…. For example, the use of human cells can negate the difficulty of inter-species extrapolation of results.”8 Other industry scientists note, “[I]n vitro toxicology tests can be successfully used both for better understanding the biological activity of cigarette smoke... and for guiding the development of cigarettes with reduced toxicity.”9

In light of the modern nonanimal test methods available, the humane policies of other tobacco companies, and the fact that more than 40 percent of the public opposes animal experimentation even for medical purposes,10 it is imperative that our Company adopt and publish a policy restricting animal use to tests explicitly required by law.

We urge shareholders to vote FOR this proposal.

The Board recommends a vote AGAINST this proposal.

We believe that the actions requested by the proponent are unwise, unnecessary and detrimental to the Company’s strategic priority program to develop, assess and commercialize a portfolio of innovative products with the potential to reduce the risk of smoking-related diseases in comparison to cigarettes. To do so, we seek to substantiate a significant reduction of risk for the individual adult smoker as well as a reduction of harm for the population as a whole, based on robust scientific evidence derived from well-established assessment processes.

Our scientists believe animal research is necessary to substantiate the risk reduction potential of the products we are developing. For instance, the United States requires manufacturers to provide evidence that demonstrates that new products reduce the risk of disease in comparison to combustible products before marketing such products. The Food and Drug Administration has published draft guidance outlining evidence, including clinical (human) and non-clinical studies, the agency expects manufacturers to provide when filing an application to market products with reduced-risk claims. The draft guidance confirms that research involving animals is an important component of the evidence necessary to establish that the products we are developing have the potential to reduce the risk of smoking-related diseases.

Furthermore, our scientists believe that animal studies should be conducted prior to the commencement of most clinical trials to demonstrate that novel products do not present new hazards to humans. This is consistent with approaches taken in other fields, and data from animal studies are often requested by review boards that approve clinical studies. The studies referenced in the proposal were limited to rats and mice and were among those we believe were necessary to conduct at this stage of our product development, in light of the state of the science and the expectations of regulators.

In conducting animal studies, we seek to ensure that the animals are treated humanely and responsibly and that all of our activities are performed in accordance with applicable laws and regulations, as well as internationally established best practices in laboratory animal care. For example, we voluntarily joined the Association for Assessment and Accreditation of Laboratory Animal Care, an organization with rigorous internationally recognized standards for animal care and use, and we earned its accreditation.

Specifically, we follow the widely-recognized principles known as the “3Rs” of animal research:

¡	Replace — whenever possible, we use existing state-of-the-art approaches and methods to replace animal studies;

¡	Reduce — we use the minimum number of animals needed to obtain valid results; and

¡	Refine — we use the least invasive procedures to minimize pain and distress.

[6]	http://www.imperial-tobacco.com/index.asp?page=493&issue=7#issue_7
[7]	E-mail to a member of the public. February 11, 2008.
[8]	Breheny D, et al. (2011). ATLA 39: 233-255.
[9]	Andreoli C, et al. (2003). Toxicol in Vitro 17(5-6): 587-594.
[10]	Goodman JR, et al. (2012). Contexts 11(2): 68-69.

PMI 2014 Proxy Statement • 61

SHAREHOLDER PROPOSALS

We want to minimize the number of animals used in our research and are thus investing in the development of novel in vitro culture systems and in silico models (laboratory and computer studies that do not involve animals) with the aim of reducing the number of animal studies we perform.

In sum, we strongly believe it would be irresponsible to adopt a policy that would prevent our scientists from conducting studies that we believe, whether or not explicitly required by current law, are necessary to develop and market products with the potential to reduce the risk of smoking-related disease.

Therefore, the Board urges shareholders to vote AGAINST this proposal.

62 • PMI 2014 Proxy Statement

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

The Board has adopted a policy, which is available on the Company’s Web site at www.pmi.com/governance, that requires our executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000; (ii) the Company is, was or is proposed to be a participant; and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). The Corporate Secretary, in consultation with outside counsel, to the extent appropriate, shall determine whether a potential transaction with a Related Person constitutes a Related Person Transaction requiring review under the policy (including whether the Company or the Related Person has a material interest, based on a review of all facts and circumstances). If the Corporate Secretary determines that the proposed transaction constitutes a Related Person Transaction or it would be beneficial to further review the transaction, then, in either case, the transaction will be referred to the Chief Executive Officer or the Nominating and Corporate Governance Committee of the Board. In deciding whether to approve or ratify the Related Person Transaction, the reviewer is required to consider all relevant facts and circumstances. Based on the review of such facts and circumstances, the reviewer will approve, ratify or disapprove the Related Person Transaction. The reviewer will approve or ratify a Related Person Transaction only if it is determined that the transaction is not opposed to the best interests of the Company. All determinations by the CEO and Corporate Secretary must be reported to the Committee at its next meeting.

In addition to this policy, the Code of Business Conduct and Ethics for Directors (the “Director Code”), which is available on our Web site at www.pmi.com/governance, has specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively; and, (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company.

Similarly, the Code of Conduct of the Company requires all officers and employees of the Company to avoid situations where the officer’s or employee’s personal, financial or political activities have the potential of interfering with his or her loyalty and objectivity to the Company. The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

PMI 2014 Proxy Statement • 63

AVAILABILITY OF REPORTS, OTHER MATTERS AND 2015 ANNUAL MEETING

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, are available without charge to shareholders upon written request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579. You may review the Company’s filings with the U.S. Securities and Exchange Commission by visiting our Web site at www.pmi.com/investors. The information on our Web site is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by us. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

2015 ANNUAL MEETING

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. Our by-laws set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the 2015 Annual Meeting, presently anticipated to be held on May 6, 2015, notice of the nomination must be received by the Company between October 28 and November 27, 2014. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s conclusion. For a shareholder to bring other matters before the 2015 Annual Meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company between October 28 and November 27, 2014. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is 120 Park Avenue, New York, New York 10017-5579. Any shareholder desiring a copy of the Company’s by-laws (which are posted on our Web site at www.pmi.com/governance) will be furnished one without charge upon written request to the Corporate Secretary.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

March 27, 2014

64 • PMI 2014 Proxy Statement

EXHIBIT A: QUESTIONS & ANSWERS

1.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. André Calantzopoulos, Louis C. Camilleri and Jerry Whitson have each been designated as proxies for the 2014 Annual Meeting of Shareholders.

2.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the 2014 Annual Meeting of Shareholders is March 14, 2014. The Record Date is established by the Board of Directors as required by Virginia law. Shareholders of record (registered shareholders and street name holders) at the close of business on the Record Date are entitled to:

a)	receive notice of the meeting; and

b)	vote at the meeting and any adjournments or postponements of the meeting.

3.	WHAT IS THE DIFFERENCE BETWEEN A REGISTERED SHAREHOLDER AND A SHAREHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered shareholder.

If your shares of stock are held for you in the name of a broker or bank, then your shares are held in street name. The organization holding your shares of stock is considered the shareholder of record for purposes of voting at the Annual Meeting. The answer to Question 16 describes brokers’ discretionary voting authority and when your broker or bank is permitted to vote your shares of stock without instruction from you.

4.	HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must have an admission ticket. Because seating is limited, you may bring only one immediate family member as a guest. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Friday, April 18, 2014, by sending an e-mail to asmticket@pmi.com or by mailing or faxing a request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579, facsimile: 1-877-744-5412 (from within the United States) or 1-212-867-1801 (from outside the United States). Please include the following information with your ticket request:

a)	your name and mailing address;

b)	whether you need special assistance at the meeting;

c)	the name of your immediate family member, if one will accompany you; and

d)

if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of March 14, 2014.

PMI 2014 Proxy Statement • 65

EXHIBIT A: QUESTIONS & ANSWERS

5.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

a)

In Writing: All shareholders of record can vote by mailing their completed and signed proxy card (in the case of registered shareholders) or their completed and signed voting instruction form (in the case of street name holders).

b)

By Telephone and Internet Proxy: All shareholders of record also can vote their shares of common stock by touch-tone telephone using the telephone number on the proxy card, or by Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or Internet if their brokers or banks make those methods available. If that is the case, each broker or bank will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 6, 2014.

c)	In Person: All shareholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

6.	HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

a)	giving written notice to the Corporate Secretary of the Company;

b)	delivering a later-dated proxy; or

c)	voting in person at the meeting.

7.	ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We have established and will maintain a practice of holding the votes of individual shareholders in confidence except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.	WHAT ARE THE CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

Shareholders may:

a)	vote in favor of a nominee;

b)	vote against a nominee; or

c)	abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast, which will occur if the number of votes cast “FOR” a director nominee exceeds the number of votes “AGAINST” that nominee. See “Election of Directors — Majority Vote Standard in Uncontested Elections” on page 13.

The Board recommends a vote “FOR” all of the nominees.

66 • PMI 2014 Proxy Statement

EXHIBIT A: QUESTIONS & ANSWERS

9.	WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS SA AS THE COMPANY’S INDEPENDENT AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

Shareholders may:

a)	vote in favor of the ratification;

b)	vote against the ratification; or

c)	abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

10.	WHAT ARE THE CHOICES WHEN VOTING ON THE ADVISORY SAY-ON-PAY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS?

Shareholders may:

a)	vote in favor of the resolution;

b)	vote against the resolution; or

c)	abstain from voting on the resolution.

The resolution will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this resolution.

The advisory vote on this matter is non-binding. However, the Board of Directors and the Compensation and Leadership Development Committee value the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

11.	WHAT ARE THE CHOICES WHEN VOTING ON EACH SHAREHOLDER PROPOSAL PROPERLY PRESENTED AT THE MEETING, AND WHAT VOTE IS NEEDED TO APPROVE ANY OF THE SHAREHOLDER PROPOSALS?

A separate vote will be held on each shareholder proposal that is properly presented at the meeting. When voting on each of the proposals, shareholders may:

(a)	vote in favor of the proposal;

(b)	vote against the proposal; or

(c)	abstain from voting on the proposal.

A shareholder proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST.”

The Board recommends a vote “AGAINST” each of the shareholder proposals.

12.	WHAT IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the proposal to ratify the selection of PricewaterhouseCoopers SA as the Company’s independent auditors, “FOR” the advisory say-on-pay resolution approving the compensation of our named executive officers, and “AGAINST” each of the shareholder proposals.

PMI 2014 Proxy Statement • 67

EXHIBIT A: QUESTIONS & ANSWERS

13.	WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 14, 2014. Each share of common stock is entitled to one vote. As of March 14, 2014, the Company had 1,580,406,677 shares of common stock outstanding.

14.	HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

15.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-877-745-9350 (from within the United States or Canada) or 1-781-575-4310 (from outside the United States or Canada), or via e-mail at pmi@computershare.com.

16.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you are a street name holder of shares, you should have received a voting instruction form with the proxy statement sent from your broker or bank. Your shares held in street name may be voted only on certain “routine” matters when you do not provide your broker or bank with voting instructions. For example, the ratification of the selection of PricewaterhouseCoopers SA as independent auditors of the Company is considered a “routine” matter for which brokers or banks may vote uninstructed shares. When a proposal is not a “routine” matter (such as the election of director nominees, say-on-pay advisory votes and shareholder proposals) and the broker or bank has not received voting instructions from the street name holder with respect to that proposal, that broker or bank cannot vote the shares on that proposal. This is called a broker non-vote. Therefore, it is important that you provide instructions to your broker or bank with respect to your vote on these “non-routine” matters.

17.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

18.	MAY SHAREHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer shareholders’ questions of general interest during a designated portion of the meeting. In order to provide an opportunity for everyone who wishes to speak, shareholders will be limited to two minutes. Shareholders may speak a second time only after all others who wish to speak have had their turn. When speaking, shareholders must direct questions and comments to the Chairman and confine their remarks to matters that relate directly to the business of the meeting.

19.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 14, 2014, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker, bank or other agent (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

68 • PMI 2014 Proxy Statement

EXHIBIT B: RECONCILIATIONS

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments to Net Revenues for the Impact of Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions	% Change in Reported Net Revenues excluding Excise Taxes
							Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
2013 Reconciliation:
European Union	$28,303	$19,707	$8,596	$205	$-	$8,391	0.8%	(1.6)%	(1.6)%
EEMA	20,695	11,929	8,766	(98)	-	8,864	5.2%	6.4%	6.4%
Asia	20,987	10,486	10,501	(726)	-	11,227	(6.2)%	0.3%	0.3%
Latin America & Canada	10,044	6,690	3,354	(146)	-	3,500	1.0%	5.4%	5.4%

Total	$80,029	$48,812	$31,217	$(765)	$-	$31,982	(0.5)%	1.9%	1.9%

2012 Reconciliation:
European Union	$27,338	$18,812	$8,526
EEMA	19,272	10,940	8,332
Asia	21,071	9,873	11,198
Latin America & Canada	9,712	6,391	3,321

Total	$77,393	$46,016	$31,377

Adjustments to Operating Companies Income for the Impact of Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Operating Companies Income	Less Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions	% Change in Reported Operating Companies Income
					Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
2013 Reconciliation:
European Union	$4,238	$92	$-	$4,146	1.2%	(1.0)%	(1.0)%
EEMA	3,779	(122)	-	3,901	1.4%	4.7%	4.7%
Asia	4,622	(548)	-	5,170	(11.1)%	(0.5)%	(0.5)%
Latin America & Canada	1,134	(64)	-	1,198	8.7%	14.9%	14.9%

Total	$13,773	$(642)	$-	$14,415	(2.7)%	1.9%	1.9%

2012 Reconciliation:
European Union	$4,187
EEMA	3,726
Asia	5,197
Latin America & Canada	1,043

Total	$14,153

PMI 2014 Proxy Statement • 69

EXHIBIT B: RECONCILIATIONS

Reconciliation of Operating Companies Income to Operating Income

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2013	2012	% Change
Operating companies income	$13,773	$14,153	(2.7)%
Amortization of intangibles	(93)	(97)
General corporate expenses	(187)	(210)
Equity (income)/loss in unconsolidated subsidiaries, net	22	17

Operating income	$13,515	$13,863	(2.5)%

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income,

excluding Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions	% Change in Adjusted Operating Companies Income
							Adjusted	Adjusted excluding Currency & Acquisitions
2013 Reconciliation:
European Union	$4,238	$(13)	$4,251	$92	$-	$4,159	1.4%	(0.8)%
EEMA	3,779	(264)	4,043	(122)	-	4,165	8.4%	11.6%
Asia	4,622	(27)	4,649	(548)	-	5,197	(11.2)%	(0.7)%
Latin America & Canada	1,134	(5)	1,139	(64)	-	1,203	5.8%	11.7%

Total	$13,773	$(309)	$14,082	$(642)	$-	$14,724	(1.1)%	3.4%

2012 Reconciliation:
European Union	$4,187	$(5)	$4,192
EEMA	3,726	(5)	3,731
Asia	5,197	(39)	5,236
Latin America & Canada	1,043	(34)	1,077

Total	$14,153	$(83)	$14,236

70 • PMI 2014 Proxy Statement

EXHIBIT B: RECONCILIATIONS

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS

and Adjusted Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2013	2012	% Change
Reported Diluted EPS	$5.26	$5.17	1.7%
Adjustments:
Asset impairment and exit costs	0.12	0.03
Tax items	0.02	0.02

Adjusted Diluted EPS	$5.40	$5.22	3.4%
Less:
Currency Impact	(0.34)

Adjusted Diluted EPS, excluding Currency	$5.74	$5.22	10.0%

Reconciliation of Operating Cash Flow to Free Cash Flow, and

Free Cash Flow, excluding Currency

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2013	2012	% Change
Net cash provided by operating activities (operating cash flow)	$10,135	$9,421	7.6%
Less:
Capital expenditures	1,200	1,056

Free cash flow	$8,935	$8,365	6.8%
Less:
Currency impact (a)	(276)

Free cash flow, excluding currency	$9,211	$8,365	10.1%

(a)	Represents impact of changes in currency exchange rates from the rates assumed in establishing the free cash flow performance target range.

PMI 2014 Proxy Statement • 71

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 7, 2014

AND PROXY STATEMENT

Printed on Recycled Paper

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Vote by Internet

Vote by telephone

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.

The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.

You can Vote by Internet or telephone! Available 24 hours a day, 7 days a Week!

Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 6, 2014.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Go to www.investorvote.com/pm; or

Scan the QR code with your smartphone.

Follow the steps outlined on the secure Web site.

Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories & Canada on a touch-tone telephone.

Outside USA, U.S. territories & Canada, call 1-781-575-2300 on a touch-tone telephone.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

The Board of Directors recommends a vote FOR:

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain

01 - Harold Brown 05 - Sergio Marchionne 09 - Carlos Slim Helú

02 - André Calantzopoulos 06 - Kalpana Morparia 10 - Stephen M. Wolf

03 - Louis C. Camilleri 07 - Lucio A. Noto

04 - Jennifer Li 08 - Robert B. Polet

The Board of Directors recommends a vote FOR: The Board of Directors recommends a vote AGAINST:

For Against Abstain For Against Abstain

2. Ratification of the Selection of Independent Auditors 4. Shareholder Proposal 1 — Lobbying

3. Advisory Vote Approving Executive Compensation 5. Shareholder Proposal 2 — Animal Testing

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

JNT

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PHILIP MORRIS INTERNATIONAL INC.

2014 ANNUAL MEETING OF

SHAREHOLDERS DIRECTIONS Wednesday, May 7, 2014

You may request directions by calling 1-866-713-8075.

9:00 A.M., EDT

Grand Hyatt New York

Empire State Ballroom, Fourth Floor

109 East 42nd Street

New York, NY 10017

In order to attend the Meeting you must have an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to Question #4 in Exhibit A.

It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to complete and mail this proxy card OR vote your shares over the Internet or by telephone in accordance with the instructions provided on the reverse side.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare.com/pmi.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.

Philip Morris International Inc. Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Shareholders - May 7, 2014

André Calantzopoulos, Louis C. Camilleri and Jerry Whitson, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the Meeting, all shares of Common Stock held by the undersigned in Philip Morris International Inc. (the “Company”) at the Annual Meeting of Shareholders to be held at the Grand Hyatt New York, Empire State Ballroom, May 7, 2014, at 9:00 a.m. EDT, and at all adjournments thereof.

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR all nominees, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 2, 2014, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received, unless contrary to law.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING